UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 9, 2010
TARGA RESOURCES PARTNERS LP
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-33303 (Commission File Number)	65-1295427 (IRS Employer Identification No.)
1000 Louisiana, Suite 4300
Houston, TX 77002
(Address of principal executive office and Zip Code)
(713) 584-1000
(Registrants’ telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure
     On September 9, 2010, Targa Resources Investments Inc. (“TRII”), the indirect parent of Targa Resources GP LLC, the general partner of Targa Resources Partners LP (the “Partnership”), disclosed the following information about the Partnership and its plans relating to the Partnership in a registration statement on Form S-1 (the “S-1”) relating to TRII’s proposed initial public offering. The information below is excerpted from the S-1 and updates or provides additional information from information previously disclosed by the Partnership with respect to the Partnership’s business, operations and prospects.
     As used in the information excerpted below, unless indicated otherwise: (1) “our,” “we,” “us,” “TRII,” the “Company” and similar terms refer either to TRII in its individual capacity or to TRII and its subsidiaries collectively, as the context requires, (2) the “General Partner” refers to Targa Resources GP LLC, the general partner of the Partnership, and (3) the “Partnership” refers to the Partnership in its individual capacity, to the Partnership and its subsidiaries collectively, or to the Partnership together with combined entities for predecessor periods under common control, as the context requires.

TRII’s Business

We own general and limited partner interests, including IDRs, in Targa Resources Partners LP (NYSE:NGLS), a publicly traded Delaware limited partnership that is a leading provider of midstream natural gas and natural gas liquid services in the United States. The Partnership is engaged in the business of gathering, compressing, treating, processing and selling natural gas and storing, fractionating, treating, transporting and selling natural gas liquids, or NGLs, and NGL products. Our interests in the Partnership consist of the following:

•	a 2% general partner interest, which we hold through our 100% ownership interest in the general partner of the Partnership;

•	all of the outstanding IDRs; and

•	11,645,659 of the 75,545,409 outstanding common units of the Partnership, representing a 15.1% limited partnership interest.

Currently, our only operating asset is an approximate 77% ownership interest in VESCO, a Delaware limited liability company that owns a cryogenic natural gas processing plant and related facilities in Plaquemines Parish, Louisiana. We expect to sell our interests in VESCO to the Partnership prior to the closing of this offering, conditioned on completion of satisfactory due diligence, mutually agreeable terms and approval by the Partnership’s conflicts committee and board of directors.

Our primary business objective is to increase our cash available for distribution to our stockholders by assisting the Partnership in executing its business strategy. We may facilitate the Partnership’s growth through various forms of financial support, including, but not limited to, modifying the Partnership’s IDRs, exercising the Partnership’s IDR reset provision contained in its partnership agreement, making loans, making capital contributions in exchange for yielding or non-yielding equity interests or providing other financial support to the Partnership, if needed, to support its ability to make distributions. In addition, we may acquire assets that could be candidates for acquisition by the Partnership, potentially after operational or commercial improvement or further development.

The Partnership’s Industry

Introduction

Natural gas gathering and processing and NGL logistics and marketing are a critical part of the natural gas value chain. Natural gas gathering and processing systems create value by collecting raw natural gas from the wellhead and separating dry gas (primarily methane) from mixed NGLs which include ethane, propane, normal butane, isobutane and natural gasoline. Most natural gas produced at the wellhead contains NGLs. Natural gas produced in association with crude oil typically contains higher concentrations of NGLs than natural gas produced from gas wells. This unprocessed natural gas is generally not acceptable for transportation in the nation’s interstate pipeline transmission system or for commercial use. Processing plants extract the NGLs, leaving residual dry gas that meets interstate pipeline transmission and commercial quality specifications. Furthermore, processing plants produce NGLs which, on an energy equivalent basis, usually have a greater economic value as a raw material for petrochemicals, motor gasolines or commercial use than as a residual component of the natural gas stream. In order for the mixed NGLs to become marketable to end users, they are first fractionated into NGL products, perhaps put into storage and ultimately distributed to end users. The table below illustrates the position and function of natural gas gathering and processing and NGL logistics and marketing within the natural gas market chain.

We believe that current industry dynamics are resulting in increases in domestic drilling within the basins in which we operate and creating the need for additional natural gas and natural gas liquids infrastructure and services. Factors contributing to this include (i) a strong crude oil and NGL price environment; (ii) the continuation of oil and gas exploration and production innovation including geophysical interpretation, horizontal drilling and well completion techniques; (iii) a trend toward increased drilling in oil, condensate and NGL rich, or “liquids rich” reservoirs, especially resource plays; and (iv) increasing levels of supply of mixed NGLs to our fractionation facilities coupled with strong demand from petrochemical complexes and exports which are leading to higher capacity utilization.

The following overview provides additional information relating to the operations of our assets as well an overview of the potential demand for our services and other related information. We believe our integrated midstream platform is well positioned to benefit from these industry trends and to compete for opportunities to provide new infrastructure and services.

Overview of Natural Gas Gathering and Processing

Gathering.  At the initial stages of the midstream value chain, a network of typically small diameter pipelines known as gathering systems directly connect to wellheads, batteries or central delivery points (“CDPs”) in the production area. These gathering systems transport raw natural gas to a common location for processing and treating. A large gathering system may involve thousands of miles of gathering lines connected to thousands of wells or indirectly to wells via CDPs. Gathering systems are often designed to be flexible to allow gathering of natural gas at different pressures, perhaps flow natural gas to multiple plants, provide the ability to connect new producers quickly, and most importantly are generally scalable to allow for additional production without significant incremental capital expenditures.

Field Compression.  Since individual wells produce at progressively lower field pressures as they deplete, it becomes increasingly difficult to produce the remaining production in the ground against the pressure that exists in the connecting gathering system. Natural gas compression is a mechanical process in which a volume of natural gas at a given pressure is compressed to a desired higher pressure, which allows the natural gas to flow into a higher pressure system. Field compression is typically used to allow a gathering system to operate at a lower pressure or provide sufficient discharge pressure to deliver natural gas into a higher pressure system. If field compression is not installed, then less of the remaining natural gas in the ground will be produced because it cannot overcome the gathering system pressure. In contrast, if field compression is installed, then a well can continue delivering natural gas that otherwise would not be produced.

Treating and Dehydration.  After gathering, the second process in the midstream value chain is treating and dehydration. Natural gas contains various contaminants, such as water vapor, carbon dioxide and hydrogen sulfide, that can cause significant damage to intrastate and interstate pipelines and therefore render the gas unacceptable for transmission on such pipelines. In addition, end-users will not purchase natural gas with a high level of these contaminants. To meet downstream pipeline and end-user natural gas quality standards, the natural gas is dehydrated to remove the saturated water and is chemically treated to remove the carbon dioxide and hydrogen sulfide from the gas stream.

Processing.  Once the contaminants are removed, the next step involves the separation of pipeline quality residue gas from mixed NGLs, a method known as processing. Most decontaminated natural gas is not suitable for long-haul pipeline transportation or commercial use and must be processed to remove the heavier hydrocarbon components. The removal and separation of hydrocarbons during processing is possible because of the differences in physical properties between the components of the raw gas stream. There are four basic types of natural gas processing methods: cryogenic expansion, lean oil absorption, straight refrigeration and dry bed absorption. Cryogenic expansion represents the latest generation and most prevalent form of processing in the U.S, incorporating extremely low temperatures and high pressures to provide the best processing and most economical extraction.

Natural gas is processed not only to remove NGLs that would interfere with pipeline transportation or the end use of the natural gas, but also to separate from the natural gas those hydrocarbon liquids that could have a higher value as NGLs than as natural gas. The principal components of residue gas are methane and to a much lower extent ethane, but processors typically have the option to recover most of the ethane from the residue gas stream for processing into NGLs or reject some of the ethane and leave it in the residue gas stream, depending on pipeline restrictions and whether the ethane is more valuable being processed or left in the natural gas stream. The residue gas is sold to industrial, commercial and residential customers and electric utilities. The premium or discount in value between natural gas and processed NGLs is known as the “frac spread.” Because NGLs often serve as substitutes for products derived from crude oil, NGL prices tend to move in relation to crude prices.

Natural gas processing occurs under a contractual arrangement between the producer or owner of the raw natural gas stream and the processor. There are many forms of processing contracts which vary in the amount of commodity price risk they carry. The specific commodity exposure to natural gas or NGL prices is highly dependent on the types of contracts. Processing contracts can vary in length from one month to the “life of the field.” Three typical processing contract types are described below:

•	Percent-of-Proceeds, Percent-of-Value or Percent-of-Liquids. In a percent-of-proceeds arrangement, the processor remits to the producers a percentage of the proceeds from the sales of residue gas and NGL products or a percentage of residue gas and NGL products at the tailgate of the processing facilities. In some percent-of-proceeds arrangements, the producer is paid a percentage of an index price for residue gas and NGL products, less agreed adjustments, rather than remitting a portion of the actual sales proceeds. The percent-of-value and percent-of-liquids are variations on this arrangement. These types of arrangements expose the processor to some commodity price risk as the revenues from the contracts are directly correlated with the price of natural gas and NGLs.

•	Keep-Whole. A keep-whole arrangement allows the processor to keep 100% of the NGLs produced and requires the return of natural gas, or value of the gas, to the producer or owner. A wellhead purchase contract is a variation of this arrangement. Since some of the gas is used during processing, the processor must compensate the producer or owner for the gas shrink entailed in processing by supplying additional gas or by paying an agreed value for the gas utilized. These arrangements have the highest commodity price exposure for the processor because the costs are dependent on the price of natural gas and the revenues are based on the price of NGLs. As a result, a processor with these types of contracts benefits when the value of the NGLs is high relative to the cost of the natural gas and is disadvantaged when the cost of the natural gas is high relative to the value of the NGLs.

•	Fee-Based. Under a fee-based contract, the processor receives a fee per gallon of NGLs produced or per Mcf of natural gas processed. Under a pure fee-based arrangement, a processor would have no direct commodity price risk exposure.

Overview of NGL Logistics and Marketing

Fractionation.  Fractionation is the distillation of the heterogeneous mixture of extracted NGLs into individual components for end-use sale. Fractionation is accomplished by controlling the temperature and pressure of the stream of mixed liquids in order to take advantage of the difference in boiling points of separate products. As the temperature of the stream is increased, the lightest component boils off the top of the distillation tower as a gas where it then condenses into a finished NGL product that is routed to markets or to storage. The heavier components in the mixture are routed to the next tower where the process is repeated until all components have been separated. Described below are the five basic NGL components (“NGL products”) and their typical uses. A typical barrel of NGLs consists of ethane, propane, normal butane, isobutane and natural gasoline.

•	Ethane. Ethane is used primarily as feedstock in the production of ethylene, one of the basic building blocks for a wide range of plastics and other chemical products.

•	Propane. Propane is used as heating fuel, engine fuel and industrial fuel, for agricultural burning and drying and as petrochemical feedstock for production of ethylene and propylene.

•	Normal Butane. Normal butane is principally used for motor gasoline blending and as fuel gas, either alone or in a mixture with propane, and feedstock for the manufacture of ethylene and butadiene, a key ingredient of synthetic rubber. Normal butane is also used to derive isobutane.

•	Isobutane. Isobutane is principally used by refiners to enhance the octane content of motor gasoline and in the production of MTBE, an additive in cleaner burning motor gasoline.

•	Natural Gasoline. Natural gasoline is principally used as a motor gasoline blend stock or petrochemical feedstock.

As of December 31, 2009 the United States and Ontario, Canada had approximately 2.6 MMBbl/d of existing fractionation capacity with several expansions announced and underway. Mt. Belvieu, TX accounted for 28% of total U.S. fractionation capacity, making it the largest NGL complex in the US. Another 18% of the fractionation capacity is located in Louisiana. Both of these regions are located close to the large petrochemical complex which is along the Gulf Coast in Texas and Louisiana and which constitutes a major consumer of NGL products.

Total U.S. and Ontario Fractionation Capacity by Location

	Capacity
Region	(MBbl/d)	% of Total

Mont Belvieu, TX	737	28.4%
Other Texas & New Mexico	606	23.4%
Kansas/Oklahoma	513	19.8%
Louisiana(1)	476	18.4%
Ontario and Other US	260	10.0%

Total	2,592

The Partnership’s fractionation assets are primarily located at Mt. Belvieu, TX and Lake Charles, LA with approximately 79% of gross capacity located at Mt. Belvieu. Based on operatorship, the Partnership is the second largest operator of fractionation in Mt. Belvieu and Louisiana combined. Additionally, the Partnership is currently constructing approximately 78 MBbl/d of additional fractionation capacity.

Mt. Belvieu and Louisiana. Combined Fractionation Capacity by Operator

	Capacity
Company	(MBbl/d)	% of Total

Company 1	564	46.5%
Targa Resources(1)	283	23.3%
Company 3	160	13.2%
Others	206	17.0%

	1,213

(1)	Total Louisiana capacity and Targa Resources capacity reduced by 36 MBbl/d to reflect the Partnership’s idle facility in Venice, Louisiana.

Source:  Purvin and Gertz, Inc, “The North American NGL Industry: Risks and Rewards in the Midstream Sector: 2010 Edition” and company filings.

Transportation and Storage.  Once the mixed NGLs are fractionated into individual NGL products, the NGL products are stored, transported and marketed to end-use markets. The NGL industry has thousands of miles of intrastate and interstate transmission pipelines and a network of barges, rails, trucks, terminals and underground storage facilities to deliver NGLs to market. The bulk of the NGL storage capacity is located near the refining and petrochemical complexes of the Texas and Louisiana Gulf Coasts, with a second major concentration in central Kansas. Each NGL product system typically has storage capacity located both throughout the pipeline network and at major market centers to help temper seasonal demand and daily supply-demand shifts.

Barriers to Entry.  Although competition within the NGL logistics and marketing industry is robust, there are significant barriers to entry for these business lines. These barriers include (i) significant costs and execution risk to construct new facilities; (ii) a finite number of sites such as ours that are connected to market hubs, pipeline infrastructure, underground storage, import / export facilities and end users and (iii) specialized expertise required to operate logistics and marketing facilities.

Industry Trends

Natural gas is a critical component of energy consumption in the U.S., accounting for approximately 24% of all energy used in 2008, representing approximately 23.3 Tcf of natural gas, according to the U.S. Energy Information Administration (“EIA”). Over the next 27 years, the EIA estimates that total domestic energy consumption will increase by over 15%, with natural gas consumption directly benefiting from population growth, growth in cleaner-burning natural gas-fired electric generation and natural gas vehicles, and indirectly through additions of electric vehicles. Additionally, we believe that there are numerous other trends in the industry relating to natural gas and NGLs that will continue to benefit us. These trends include the following:

•	Commodity Price Environment. Current crude, condensate and NGL pricing are relatively attractive compared to historical levels while current natural gas pricing is relatively less attractive. Furthermore, the existing differential between NGL prices (often linked to crude oil prices) and natural gas prices creates a premium value for the mixed NGLs relative to the value of natural gas from which they are removed. This environment incents producers to develop hydrocarbon reserves that contain oil, condensate and NGLs and incents producers or processors to remove the maximum amount of NGLs from the raw natural gas through processing.

•	Advances in Exploration and Production Techniques. Improvements in exploration and production capabilities including geophysical interpretation, horizontal drilling, and well completions have played a significant role in the increase of domestic shale natural gas production. The natural gas shale formations represent prolific sources of domestic hydrocarbons. With the advances in exploration and production capabilities driving finding and development costs down, natural gas produced from the shale formations is expected to represent an increasing portion of total domestic supply. As drilling activity continues to increase in these areas, gathering and pipeline systems will be required to transport the natural gas, processing plants will be needed to process such natural gas, fractionation will be required to turn mixed NGLs into commercial NGL products, and other logistics, marketing and distribution infrastructure will be utilized to distribute NGL products to the ultimate end users. We believe that improvements in geosciences, drilling technology, and completion techniques are also being used to develop and exploit other resource plays in conventional basins, including the Wolfberry and other geographic strata in the Permian Basin.

•	Shift to Oil and Liquids Rich Natural Gas Production. Due to the current commodity price environment, producer economics shift drilling activity toward oil production and gas production with higher levels of condensate and NGLs. As a result, the level of well permitting in liquids rich plays has been significantly increasing. Processing is generally required to strip out the mixed NGLs prior to transportation of the natural gas to end users, especially in oil and liquids rich natural gas production areas. The increased production of natural gas rich in NGLs has resulted in increased need for processing facilities and has created a significant supply of mixed NGLs that ultimately must be fractionated.

Increasing Levels of Mixed NGL Supplies and Demand for NGL Products.  Due to the producers’ economic focus on oil, condensate and NGL rich production streams, the supply of mixed NGLs to the Gulf Coast is quickly increasing. This increase in supply has resulted in high utilization rates for fractionation services. The increased demand for fractionation has allowed many suppliers of fractionation services to increase fees and enter into longer dated contracts. Additionally, strong processing economics are driving incremental improvements in processing recoveries which along with lighter processable NGL barrels in certain shale plays are resulting in the recovery of more ethane. In response to recent ethane and propane pricing as a petrochemical feedstock relative to competing crude-based feedstocks, Gulf Coast flexi-crackers have been shifting to lighter feedstock and are converting heavy crackers to be switchable to lighter feedstock. This increases demand for NGL products.

The Partnership’s Business

Overview

The Partnership is a leading provider of midstream natural gas and NGL services in the United States that we formed on October 26, 2006 to own, operate, acquire and develop a diversified portfolio of complementary midstream energy assets. The Partnership is engaged in the business of gathering, compressing, treating, processing and selling natural gas and storing, fractionating, treating, transporting and selling NGLs and NGL products. The Partnership operates in two primary divisions: (i) Natural Gas Gathering and Processing, consisting of two segments—(a) Field Gathering and Processing and (b) Coastal Gathering and Processing; and (ii) NGL Logistics and Marketing consisting of two segments—(a) Logistics Assets and (b) Marketing and Distribution.

The Natural Gas Gathering and Processing division includes assets used in the gathering of natural gas produced from oil and gas wells and processing this gathered raw natural gas into merchantable natural gas by removing impurities and extracting a stream of combined NGLs or mixed NGLs (sometimes called Y-grade or raw mix). The Field Gathering and Processing segment assets are located in North Texas and in the Permian Basin of Texas and New Mexico. The Coastal Gathering and Processing segment assets are located in the onshore and near offshore regions of the Louisiana Gulf Coast accessing onshore and offshore gas supplies.

The NGL Logistics and Marketing division is also referred to as the Downstream Business. It includes the activities necessary to fractionate mixed NGLs into finished NGL products—ethane, propane, normal butane, isobutane and natural gasoline—and provides certain value added services, such as the storage, terminalling, transportation, distribution and marketing of NGLs. The assets in this segment are generally connected indirectly to and supplied, in part, by the Partnership’s gathering and processing segments and are predominantly located in Mont Belvieu, Texas and Southwestern Louisiana. The Marketing and Distribution segment covers all activities required to distribute and market mixed NGLs and NGL products. It includes (1) marketing and purchasing NGLs in selected United States markets; (2) marketing and supplying NGLs for refinery customers; and (3) transporting, storing and selling propane and providing related propane logistics services to multi-state retailers, independent retailers and other end users.

Since the beginning of 2007, the Partnership has completed five acquisitions from us with an aggregate purchase price of approximately $2.9 billion. In addition, and over the same period, the Partnership has invested approximately $196 million in growth capital expenditures. The acquisitions from us are as follows:

•	In February 2007, in connection with its initial public offering, the Partnership acquired approximately 3,950 miles of integrated gathering pipelines that gather and compress natural gas received from receipt points in the Fort Worth Basin/Bend Arch in North Texas, two natural gas processing plants and a fractionator. These assets, together with the business conducted thereby, are collectively referred to as the “North Texas System.”

•	In October 2007, the Partnership acquired natural gas gathering, processing and treating assets in the Permian Basin of West Texas and in Southwest Louisiana. The West Texas assets, together with the business conducted thereby, are collectively referred to as “SAOU” and the Southwest Louisiana assets, together with the business conducted thereby, are collectively referred to as “LOU”.

•	In September 2009, the Partnership acquired our NGLs business consisting of fractionation facilities, storage and terminalling facilities, low sulfur natural gasoline treating facilities, pipeline transportation and distribution assets, propane storage, truck terminals and NGL transport assets. These assets, together with the businesses conducted thereby, are collectively referred to as the NGL Logistics and Marketing division or the Downstream Business.

•	In April 2010, the Partnership acquired a natural gas straddle business consisting of the business and operations involving the Barracuda, Lowry and Stingray plants, including the Pelican, Seahawk and Cameron gas gathering pipeline systems, and the business and operations represented by participation and ownership interests in the Bluewater, Sea Robin, Calumet, N. Terrebonne, Toca and Yscloskey plants. These assets, together with the business conducted thereby, are collectively referred to as the “Coastal Straddles.” The Partnership also acquired certain natural gas gathering and processing systems, processing plants and related assets including the Sand Hills processing plant and gathering system, Monahans gathering system, Puckett gathering system, a 40% ownership interest in the West Seminole gathering system and a compressor overhaul facility. These assets, together with the business conducted thereby, are collectively referred to as the “Permian Business.”

•	In August 2010, the Partnership acquired a 63% ownership interest in Versado, which conducts a natural gas gathering and processing business in New Mexico consisting of the business and operations involving the Eunice, Monument and Saunders gathering and processing systems, processing plants and related assets. These assets, together with the business conducted thereby, are collectively referred to as the “Versado System.”

Partnership Growth Drivers

We believe the Partnership’s near-term growth will be driven both by significant recently completed or pending projects as well as strong fundamentals for its existing businesses. Over the longer-term, we expect the Partnership’s growth will be driven by natural gas shale opportunities, which could lead to growth in both the Partnership’s Gathering and Processing division and Downstream Business, organic growth projects and potential strategic and other acquisitions related to its existing businesses.

Organic growth projects.  We expect the Partnership’s near-term growth to be driven by a number of significant projects scheduled for completion in 2011 that are supported by long-term, fee-based contracts. We believe that organic growth projects, such as the ones listed below, often generate higher returns on investment than those available from third party acquisitions. Organic projects in process include:

•	Cedar Bayou Fractionator expansion project: The Partnership is currently constructing approximately 78 MBbl/d of additional fractionation capacity at the Partnership’s 88% owned CBF in Mont Belvieu for an estimated gross cost of $78 million. The fractionation expansion is expected to be in-service in the second quarter of 2011. This expansion is supported with 10 year fee-based contracts with Oneok Hydrocarbons, L.P., Questar Gas Management Company and Majestic Energy Services, LLC that have certain guaranteed volume commitments or provisions for deficiency payments.

•	Benzene treating project: A new treater is under construction which will operate in conjunction with the Partnership’s existing LSNG facility at Mont Belvieu and is designed to reduce benzene content of natural gasoline to meet new, more stringent environmental standards. The treater has an estimated gross cost of approximately $33 million, and construction is currently underway. The treater is currently anticipated to be in-service in the fourth quarter of 2011 and is supported by a fee-based contract with Marathon Petroleum Company LLC that has certain guaranteed volume commitments or provisions for deficiency payments.

The Partnership has successfully completed both large and small organic growth projects that are associated with its existing assets and expects to continue to do so in the future. These projects have involved growth capital expenditures of $245 million since 2005 and include:

•	Low sulfur natural gasoline project: In July 2007, the Partnership completed construction of a natural gasoline hydrotreater at Mont Belvieu that removes sulfur from natural gasoline,

allowing customers to meet new, more stringent environmental standards. The facility has a capacity of 30 MBbls/d and is supported by fee-based contracts with Marathon Petroleum Company LLC and Koch Supply and Trading LP that have certain guaranteed volume commitments or provisions for deficiency payments. The Partnership made capital expenditures of $39.5 million to convert idle equipment at Mont Belvieu into the LSNG facility.

•	Operations Improvement and Efficiency Enhancement: The Partnership has historically focused on ways to improve margins and reduce operating expenses by improving its operations. Examples include energy saving initiatives such as building cogeneration capacity to self-generate electricity for the Partnership’s facilities at Mont Belvieu, installing electric compression in North Texas and Versado to reduce fuel costs, emissions and operating costs, and bringing compression overhaul in-house to improve quality, turnaround time and costs.

•	Opportunistic Commercial Development Activities: The Partnership has used the extensive footprint of its asset base to identify and pursue projects that generate strong returns on invested capital. Examples include installing a new interconnect pipeline to the Kinder Morgan Rancho line at SAOU, developing the Winona wholesale propane terminal in Arizona, restarting the Easton Storage Facility at LOU, and installing additional equipment to increase ethane recoveries at the Partnership’s Lowry straddle plant.

•	Other Enhancements: The Partnership also has completed a number of smaller acquisitions and projects that have enhanced its existing asset base and that can provide attractive investment returns. Examples include the purchase of existing pipelines that expand beyond its existing asset base, installation of pipeline interconnects to our gathering systems and consolidation of interests in joint ventures.

The Partnership believes these projects have been successful in terms of return on investment. Because the Partnership’s assets are not easily duplicated and are located in active producing areas and near key NGL markets and logistics centers, we expect that the Partnership will continue to focus on attractive investment opportunities associated with its existing asset base.

Strong fundamentals for the Partnership’s existing businesses.  The strength of oil, condensate and NGL prices has caused producers in and around the Partnership’s natural gas gathering and processing areas of operation to focus their drilling programs on regions rich in these forms of hydrocarbons. Liquids rich gas is prevalent from the Wolfberry Trend and Canyon Sands plays, which are accessible by SAOU, the Wolfberry and Bone Springs plays, which are accessible by the Sand Hills system, and from “oilier” portions of the Barnett Shale natural gas play, especially portions of Montague, Cooke, Clay and Wise counties, which are accessible by the North Texas System. The Wolfberry, Canyon Sands, and Bone Springs plays are oil plays with associated gas containing high liquids content ranging from approximately 7.0 to 9.5 gal/Mcf. By comparison, the liquids content of the gas from the liquids rich portion of the Eagle Ford Shale natural gas play is expected to average about 4 gal/Mcf. The Partnership is experiencing increased drilling permits and higher rig counts in these areas and expects these activities to result in higher inlet volumes over the next several years.

Producer activity in areas rich in oil, condensate and NGLs is currently generating high demand for the Partnership’s fractionation services at the Mont Belvieu market hub. As a result, fractionation volumes have recently increased to near existing capacity. Until additional fractionation capacity comes on-line in 2011, there will be limited incremental supply of fractionation services in the area. These strong supply and demand fundamentals have resulted in long-term, “take-or-pay” contracts for existing capacity and support the construction of new fractionation capacity, such as the Partnership’s CBF expansion project. The Partnership is continuing to see rates for fractionation services increase. Existing fractionation customers are renewing contracts at market rates that are, in most cases, substantially higher than expiring rates for extended terms of up to ten years and with reservation fees that are paid even if customer volumes are not fractionated to ensure access to fractionation services.

A portion of the recent and future expected increases in cash flow for the Partnership’s fractionation business is related to high utilization and rollover of existing contracts to higher rates. The higher volumes of fractionated NGLs should also result in increased demand for other related fee-based services provided by the Partnership’s Downstream Business.

Natural gas shale opportunities.  The Partnership is actively pursuing natural gas gathering and processing and NGL fractionation opportunities associated with many of the active, liquids rich natural gas shale plays, such as certain regions of the Marcellus Shale and Eagle Ford Shale. We believe that the Partnership’s strong position in the NGL Logistics and Marketing business, which includes the Partnership’s fractionation services, provides the Partnership with a competitive advantage relative to other gathering and processing companies without these capabilities. While we believe that the expected growth in the supply of liquids rich gas from these plays will likely require the construction of (i) additional fractionation capacity, (ii) additional pipelines to transport the NGLs to and from major fractionation centers, and (iii) additional natural gas gathering and processing facilities, the Partnership’s active involvement in multiple potential projects does not guarantee that it will be involved with any such capacity expansions.

Potential third party acquisitions related to the Partnership’s existing businesses.  While the Partnership’s recent growth has been partially driven by the implementation of a focused drop drown strategy, our management team also has a record of successful third party acquisitions. Since our formation, our strategy has included acquisitions of attractive properties followed by improvements to the acquired assets/businesses. This track record includes:

•	The 2004 acquisition of SAOU and LOU from ConocoPhillips Company for $248 million;

•	The 2004 acquisition of a 40% interest in Bridgeline Holdings, LP for $101 million from the Enron Corporation bankruptcy estate. Chevron Corporation, the other owner, exercised its rights under the partnership agreement to purchase the 40% stake from Targa for $117 million in 2005;

•	The 2005 acquisition of Dynegy Midstream Services, Limited Partnership from Dynegy, Inc. for $2.4 billion; and

•	The 2008 acquisition of Chevron Corporation’s 53.9% interest in VESCO.

Our management team will continue to manage the Partnership’s business after this offering, and we expect that third-party acquisitions will continue to be a significant focus of the Partnership’s growth strategy.

Competitive Strengths and Strategies

We believe the Partnership is well positioned to execute its business strategy due to the following competitive strengths:

•	Leading Fractionation Position. The Partnership is one of the largest fractionators of NGLs in the Gulf Coast. Its primary fractionation assets are located in Mont Belvieu and Lake Charles, which are key market centers for NGLs and are located at the intersection of NGL infrastructure including mixed NGL supply pipelines, storage, takeaway pipelines and other transportation infrastructure. The Partnership’s assets are also located near and connected to key consumers of NGL products including the petrochemical and industrial markets. The location and interconnectivity of the assets are not easily replicated, and we have sufficient additional capability to expand their capacity. Our management has extensive experience in operating these assets and in permitting and building new midstream assets.

•	Strategically located gathering and processing asset base. The Partnership’s gathering and processing businesses are predominantly located in active and growth oriented basins. Activity in the Wolfberry, the Barnett Shale, Canyon Sands and Bone Springs plays is driven by the economics of current favorable oil, condensate and NGL prices and the high condensate and NGL content of the natural gas or associated natural gas streams. Increased drilling and production activities in these areas would likely increase the volumes of natural gas available to the Partnership’s gathering and processing systems.

•	Comprehensive package of midstream services. The Partnership provides a comprehensive package of services to natural gas producers, including natural gas gathering, compression, treating, processing and selling and storing, fractionating, treating, transporting and selling NGLs and NGL products. These services are essential to gather, process and treat wellhead gas to meet pipeline standards and to extract NGLs for sale into petrochemical, industrial and commercial markets. We believe the Partnership’s ability to provide these integrated services provides an advantage in competing for new supplies of natural gas because the Partnership can provide substantially all of the services producers, marketers and others require for moving natural gas and NGLs from wellhead to market on a cost-effective basis. Additionally, due to the high cost of replicating assets in key strategic positions, the difficulty of permitting and constructing new midstream assets and the difficulty of developing the expertise necessary to operate them, the barriers to enter the midstream natural gas sector on a scale similar to the Partnership’s are reasonably high.

•	High quality and efficient assets. The Partnership’s gathering and processing systems and logistics assets consist of high-quality, well maintained assets, resulting in low cost, efficient operations. Advanced processing, measurement and operations and maintenance technologies have been implemented. These applications have allowed proactive management of the Partnership’s operations with fewer operations personnel resulting in lower costs and minimal downtime. The Partnership has established a reputation in the midstream industry as a reliable and cost-effective supplier of services to its customers and has a track record of safe and efficient operation of its facilities. The Partnership intends to continue to pursue new contracts, cost efficiencies and operating improvements of its assets. Such improvements in the past have included new production and acreage commitments, reducing gas fuel and flare volumes and enhancing NGL recoveries. The Partnership will also continue to enhance existing plant assets to improve and maximize capacity and throughput.

•	Large, diverse business mix with favorable contracts. The Partnership maintains gathering and processing positions in attractive oil and gas producing areas across multiple oil and gas basins and provides services to a diverse mix of high quality customers across its areas of operations. Consequently, the Partnership is not dependent on any one oil and gas basin or customer. The Partnership’s strategically located NGL Logistics and Marketing assets also serve must-run portions of the natural gas value chain, are primarily fee-based, and have a diverse mix of high quality customers. Given the higher rates for contracts that are being renewed, the new projects underway, the long-term nature of many of the renewed and new contracts, and continuing strong fundamentals for this business, we expect an increasing percentage of the Partnership’s cash flows to be fee-based.

•	Financial Flexibility. The Partnership has historically maintained strong financial metrics relative to its peer group. The Partnership also reduces the impact of commodity price volatility by hedging the commodity price risk associated with a portion of its expected natural gas, NGL and condensate equity volumes. Maintaining appropriate leverage and distribution coverage levels and mitigating commodity price volatility allow the Partnership to be flexible in its growth strategy and enable it to pursue strategic acquisitions and large growth projects.

•	Experienced and long-term focused management team. The executive management team which formed Targa in 2004 and continues to manage Targa today possesses over 200 years of combined experience working in the midstream natural gas and energy business. The management team will continue to hold a meaningful ownership stake in us immediately following this offering.

Business Operations

The operations of the Partnership are reported in two divisions: (i) Natural Gas Gathering and Processing, consisting of two segments—(a) Field Gathering and Processing and (b) Coastal Gathering and Processing; and (ii) NGL Logistics and Marketing, consisting of two segments—(a) Logistics Assets and (b) Marketing and Distribution.

Natural Gas Gathering and Processing Division

Natural gas gathering and processing consists of gathering, compressing, dehydrating, treating, conditioning, processing, transporting and marketing natural gas. The gathering of natural gas consists of aggregating natural gas produced from various wells through small diameter gathering lines to processing plants. Natural gas has a widely varying composition, depending on the field, the formation and the reservoir from which it is produced. The processing of natural gas consists of the extraction of imbedded NGLs and the removal of water vapor and other contaminants to form (i) a stream of marketable natural gas, commonly referred to as residue gas, and (ii) a stream of mixed NGLs, commonly referred to as “Mixed NGLs” or “Y-grade.” Once processed, the residue gas is transported to markets through pipelines that are either owned by the gatherers/processors or third parties. End-users of residue gas include large commercial and industrial customers, as well as natural gas and electric utilities serving individual consumers. The Partnership sells its residue gas either directly to such end-users or to marketers into intrastate or interstate pipelines, which are typically located in close proximity or ready access to its facilities.

The Partnership continually seeks new supplies of natural gas, both to offset the natural declines in production from connected wells and to increase throughput volumes. The Partnership obtains additional natural gas supply in its operating areas by contracting for production from new wells or by capturing existing production currently gathered by others. Competition for new natural gas supplies is based primarily on location of assets, commercial terms, service levels and access to markets. The commercial terms of natural gas gathering and processing arrangements are driven, in part, by capital costs, which are impacted by the proximity of systems to the supply source and by operating costs, which are impacted by operational efficiencies, facility design and economies of scale.

We believe the extensive asset base and scope of operations in the regions in which the Partnership operates provide the Partnership with significant opportunities to add both new and existing natural gas production to its systems. We believe the Partnership’s size and scope gives the Partnership a strong competitive position by placing it in proximity to a large number of existing and new natural gas producing wells in its areas of operations, allowing the Partnership to generate economies of scale and to provide its customers with access to its existing facilities and to multiple end-use markets and market hubs. Additionally, we believe the Partnership’s ability to serve its customers’ needs across the natural gas and NGL value chain further augments the Partnership’s ability to attract new customers.

Field Gathering and Processing Segment

The Field Gathering and Processing segment gathers and processes natural gas from the Permian Basin in West Texas and Southeast New Mexico, and the Fort Worth Basin, including the Barnett Shale, in North Texas. The natural gas processed by this segment is supplied through its gathering systems which, in aggregate, consist of approximately 6,500 miles of natural gas pipelines. The segment’s processing plants include nine owned and operated facilities. For the first six months of 2010, the Partnership processed an average of approximately 395.9 MMcf/d of natural gas and produced an average of approximately 49.1 MBbl/d of NGLs.

We believe the Partnership is well positioned as a gatherer and processor in the Permian and Fort Worth Basins. The Partnership has broad geographic scope, covering portions of 31 counties and approximately 18,100 square miles across the basins. Proximity to production and development provides the Partnership with a competitive advantage in capturing new supplies of natural gas because of the Partnership’s resulting competitive costs to connect new wells and to process additional natural gas in its existing processing plants. Additionally, because the Partnership operates all of its plants in these regions, the Partnership is often able to redirect natural gas among two or more of its processing plants, allowing it to optimize processing efficiency and further improve the profitability of its operations.

The Field Gathering and Processing segment’s operations consist of the Permian Business, the Versado System, SAOU and the North Texas System.

Permian Business.  The Permian Business consists of the Sand Hills gathering and processing system and the West Seminole and Puckett gathering systems. These systems consist of approximately 1,300 miles of natural gas gathering pipelines. These gathering systems are low-pressure gathering systems with significant compression assets. The Sand Hills refrigerated cryogenic processing plant has a gross processing capacity of 150 MMcf/d and residue gas connections to pipelines owned by affiliates of Enterprise Products Partners L.P. (“Enterprise”), ONEOK, Inc. (“ONEOK”) and El Paso Corporation (“El Paso”).

Versado System.  The Versado System consists of the Saunders, Eunice and Monument gas processing plants and related gathering systems in Southeastern New Mexico. The gathering systems consist of approximately 3,200 miles of natural gas gathering pipelines. The Saunders, Eunice and Monument refrigerated cryogenic processing plants have aggregate processing capacity of 280 MMcf per day (176 MMcf per day, net to the Partnership’s ownership interest). These plants have residue gas connections to pipelines owned by affiliates of El Paso, MidAmerican Energy Company and Kinder Morgan Energy Partners, L.P. (“Kinder Morgan”). The Partnership’s ownership in the Versado System is held through Versado Gas Processors, L.L.C., a joint venture that is 63% owned by the Partnership and 37% owned by Chevron U.S.A. Inc.

SAOU.  Covering portions of 10 counties and approximately 4,000 square miles in West Texas, SAOU includes approximately 1,500 miles of pipelines in the Permian Basin that gather natural gas to the Mertzon and Sterling processing plants. SAOU is connected to numerous producing wells and/or central delivery points. The system has approximately 1,000 miles of low-pressure gathering systems and approximately 500 miles of high-pressure gathering pipelines to deliver the natural gas to the Partnership’s processing plants. The gathering system has numerous compressor stations to inject low-pressure gas into the high-pressure pipelines.

SAOU’s processing facilities include two currently operating refrigerated cryogenic processing plants—the Mertzon plant and the Sterling plant—which have an aggregate processing capacity of approximately 110 MMcf/d. The system also includes the Conger cryogenic plant with a capacity of approximately 25 MMcf/d. The Partnership is in the process of restarting the Conger plant by the end of 2010 or early 2011 to provide for rapidly increasing volumes in SAOU.

North Texas System.  The North Texas System includes two interconnected gathering systems with approximately 4,100 miles of pipelines, covering portions of 12 counties and approximately 5,700 square miles, gathering wellhead natural gas for the Chico and Shackelford natural gas processing facilities.

The Chico Gathering System consists of approximately 2,000 miles of primarily low-pressure gathering pipelines. Wellhead natural gas is either gathered for the Chico plant located in Wise County, Texas, and then compressed for processing, or it is compressed in the field at numerous compressor stations and then moved via one of several high-pressure gathering pipelines to the Chico plant. The Shackelford Gathering System consists of approximately 2,100 miles of intermediate-pressure gathering pipelines which gather wellhead natural gas largely for the Shackelford plant in Albany, Texas. Natural gas gathered from the northern and eastern portions of the Shackelford Gathering System is typically compressed in the field at numerous compressor stations and then transported to the Chico plant for processing.

The Chico processing plant includes two cryogenic processing trains with a combined capacity of approximately 265 MMcf/d and an NGL fractionator with the capacity to fractionate up to approximately 15 MBbl/d of mixed NGLs. The Shackelford plant is a cryogenic plant with a nameplate capacity of approximately 15 MMcf/d, but effective capacity is limited to approximately 13 MMcf/d due to capacity constraints on the residue gas pipeline that serves the facility.

The following table lists the Field Gathering and Processing segment’s natural gas processing plants:

				Approximate	Approximate
				Gross Inlet	Gross NGL
				Throughput	Production
			Approximate	Volume for the	for the Six
			Gross	Six Months Ended	Months Ended
			Processing	June 30,	June 30,		Operated/
	%		Capacity	2010	2010	Process	Non-
Facility	Owned	Location	(MMcf/d)	(MMcf/d)	(MBbl/d)	Type(4)	Operated

Permian Business
Sand Hills	100.0	Crane, TX	150	114.5	14.1	Cryo	Operated

Versado System
Saunders(1)	63.0	Lea, NM	70			Cryo	Operated
Eunice(1)	63.0	Lea, NM	120			Cryo	Operated
Monument(1)	63.0	Lea, NM	90			Cryo	Operated

		Area Total	280	185.2	21.0

SAOU
Mertzon	100.0	Irion, TX	48			Cryo	Operated
Sterling	100.0	Sterling, TX	62			Cryo	Operated
Conger(2)	100.0	Sterling, TX	25			Cryo	Operated

		Area Total	135	94.6	14.7

North Texas System
Chico(3)	100.0	Wise, TX	265			Cryo	Operated
Shackelford	100.0	Shackelford, TX	13			Cryo	Operated

		Area Total	278	174.5	20.0

	Segment System Total		843	568.8	69.8

(1)	These plants are part of the Partnership’s Versado joint venture, and 2009 volumes represent 100% ownership interest of which the Partnership owns 63.0%.

(2)	The Partnership is in the process of restarting the Conger plant by the end of 2010 or early 2011 to provide for rapidly increasing volumes in SAOU.

(3)	The Chico plant has fractionation capacity of approximately 15 MBbl/d.

(4)	Cryo—Cryogenic Processing.

Coastal Gathering and Processing Segment

The Partnership’s Coastal Gathering and Processing segment assets are located in the onshore region of the Louisiana Gulf Coast and the Gulf of Mexico. With the strategic location of its assets in Louisiana, the Partnership has access to the Henry Hub, the largest natural gas hub in the U.S., and a substantial NGL distribution system with access to markets throughout Louisiana and the southeast U.S. The Coastal Gathering and Processing segment’s assets consist of the Coastal Straddles and LOU. For the first six months of 2010, the Partnership processed an average of approximately 1,335 MMcf/d of plant natural gas inlet and produced an average of approximately 28 MBbl/d of NGLs.

Coastal Straddles.  Coastal Straddles consists of three wholly owned and eight partially owned straddle plants, some of which are operated by the Partnership, and two offshore gathering systems. The plants are generally situated on mainline natural gas pipelines and process volumes of natural gas collected from multiple offshore producing areas through a series of offshore gathering systems and pipelines. The offshore gathering systems, the Pelican and Seahawk pipeline systems which have a combined length of approximately 175 miles, are operated by the Partnership. These pipeline systems have a combined capacity of approximately 230 MMcf per day and supply a portion of the natural gas delivered to the Barracuda and Lowry processing facilities. The gathering systems are unregulated pipelines that gather natural gas from the shallow water central Gulf of Mexico shelf. The Seahawk gathering system also gathers some natural gas from the onshore regions of the Louisiana Gulf Coast.

Coastal Straddles processes natural gas produced from shallow water central and western Gulf of Mexico natural gas wells and from deep shelf and deepwater Gulf of Mexico production via connections to third party pipelines or through pipelines owned by the Partnership. Coastal Straddles has access to markets across the U.S. through the interstate natural gas pipelines to which it is interconnected.

LOU.  LOU consists of approximately 850 miles of gathering system pipelines, covering approximately 3,800 square miles in Southwest Louisiana. The gathering system is connected to numerous producing wells and/or central delivery points in the area between Lafayette and Lake Charles, Louisiana. The gathering system is a high-pressure gathering system that delivers natural gas for processing to either the Acadia or Gillis plants via three main trunk lines. The processing facilities include the Gillis and Acadia processing plants, both of which are cryogenic plants. These processing plants have an aggregate processing capacity of approximately 260 MMcf/d. In addition, the Gillis plant has integrated fractionation with operating capacity of approximately 13 MBbl/d of capacity.

The following table lists the Coastal Gathering and Processing segment’s natural gas processing plants:

				Approximate	Approximate
				Gross Inlet	Gross NGL
			Approximate	Throughput	Production
			Gross	Volume for the	for the Six
			Processing	Six Months Ended	Months Ended		Operated/
	%		Capacity	June 30, 2010	June 30, 2010	Process	Non-
Facility	Owned	Location	(MMcf/d)	(MMcf/d)	(MBbl/d)	Type(5)	operated

Coastal Straddles(1)
Barracuda	100.0	Cameron, LA	190			Cryo	Operated
Lowry	100.0	Cameron, LA	265			Cryo	Operated
Stingray	100.0	Cameron, LA	300			RA	Operated
Calumet(2)	32.4	St. Mary, LA	1,650			RA	Non-operated
Yscloskey(2)	25.3	St. Bernard, LA	1,850			RA	Operated
Bluewater(2)	21.8	Acadia, LA	425			Cryo	Non-operated
Terrebonne(2)	4.8	Terrebonne, LA	950			RA	Non-operated
Toca(2)	10.7	St. Bernard, LA	1,150			Cryo/RA	Non-operated
Iowa(3)	100.0	Jeff. Davis, LA	500			Cryo	Operated
Sea Robin	0.8	Vermillion, LA	700			Cryo	Non-operated

		Area Total	7,980	1,095.5	19.5
LOU
Gillis(4)	100.0	Calcasieu, LA	180			Cryo	Operated
Acadia	100.0	Acadia, LA	80			Cryo	Operated

		Area Total	260	204.3	7.6

	Consolidated System Total		8,240	1,299.8	27.1

(1)	Coastal Straddles also includes two offshore gathering systems which have a combined length of approximately 175 miles.

(2)	Our ownership is adjustable and subject to annual redetermination.

(3)	The Iowa plant, which is owned by TRI, is currently shut down. The Partnership has an option to purchase the plant from TRI.

(4)	The Gillis plant has fractionation capacity of approximately 13 MBbl/d.

(5)	Cryo—Cryogenic Processing; RA—Refrigerated Absorption Processing.

NGL Logistics and Marketing Division

The NGL Logistics and Marketing division is also referred to as the Downstream Business. It includes the activities necessary to convert mixed NGLs into NGL products, market the NGL products and provide certain value added services such as the fractionation, storage, terminalling, transportation, distribution and marketing of NGLs. Through fractionation, mixed NGLs are separated into its component parts (ethane, propane, butanes and natural gasoline). These component parts are delivered to end-users through pipelines, barges, trucks and rail cars. End-users of component NGLs include petrochemical and refining companies and propane markets for heating, cooking or crop drying applications. Retail distributors often sell to end-use propane customers.

Logistics Assets Segment

This segment uses its platform of integrated assets to fractionate, store, treat and transport typically under fee-based and margin-based arrangements. For NGLs to be used by refineries, petrochemical manufacturers, propane distributors and other industrial end-users, they must be fractionated into their component products and delivered to various points throughout the U.S. The Partnership’s logistics assets are generally connected to and supplied, in part, by its Natural Gas Gathering and Processing assets and are primarily located at Mont Belvieu and Galena Park near Houston, Texas and in Lake Charles, Louisiana.

Fractionation.  After being extracted in the field, mixed NGLs, sometimes referred to as “y-grade” or “raw NGL mix,” are typically transported to a centralized facility for fractionation where the mixed NGLs are separated into discrete NGL products: ethane, propane, butanes and natural gasoline. Mixed NGLs delivered from the Partnership’s Field and Coastal Gathering and Processing segments represent the largest source of volumes processed by the Partnership’s NGL fractionators.

The majority of the Partnership’s NGL fractionation business is under fee-based arrangements. These fees are subject to adjustment for changes in certain fractionation expenses, including energy costs. The operating results of the Partnership’s NGL fractionation business are dependent upon the volume of mixed NGLs fractionated and the level of fractionation fees charged.

We believe that sufficient volumes of mixed NGLs will be available for fractionation in commercially viable quantities for the foreseeable future due to increases in NGL production expected from shale plays in areas of the U.S. that include North Texas, South Texas, Oklahoma and the Rockies and certain other basins accessed by pipelines to Mont Belvieu, as well as from continued production of NGLs in areas such as the Permian Basin, Mid-Continent, East Texas, South Louisiana and shelf and deepwater Gulf of Mexico. Dew point specifications implemented by individual pipelines and the policy statement enacted by FERC should result in volumes of mixed NGLs being available for fractionation because natural gas requires processing or conditioning to meet pipeline quality specifications. These requirements establish a base volume of mixed NGLs during periods when it might be otherwise uneconomical to process certain sources of natural gas. Furthermore, significant volumes of mixed NGLs are contractually committed to the Partnership’s NGL fractionation facilities.

Although competition for NGL fractionation services is primarily based on the fractionation fee, the ability of an NGL fractionator to obtain mixed NGLs and distribute NGL products is also an important competitive factor. This ability is a function of the existence of storage infrastructure and supply and market connectivity necessary to conduct such operations. The location, scope and capability of the Partnership’s logistics assets, including its transportation and distribution systems, give the Partnership access to both substantial sources of mixed NGLs and a large number of end-use markets.

The following table details the Logistics Assets segment’s fractionation facilities:

			Gross Throughput for
		Maximum Gross	the Six Months Ended
		Capacity	June 30, 2010
Facility	% Owned	(MBbls/d)	(MBbls/d)

Operated Fractionation Facilities:
Lake Charles Fractionator (Lake Charles, LA)	100.0	55	32.7
Cedar Bayou Fractionator (Mont Belvieu, TX)(1)	88.0	215	186.4
Equity Fractionation Facilities (non-operated):
Gulf Coast Fractionator (Mont Belvieu, TX)	38.8	109	105.2

(1)	Includes ownership through 88% interest in Downstream Energy Ventures Co, LLC.

The Partnership’s fractionation assets include ownership interests in three stand-alone fractionation facilities that are located on the Gulf Coast. The Partnership operates two of the facilities, one at Mont Belvieu, Texas, and the other at Lake Charles, Louisiana. The Partnership also has an equity investment in a third fractionator, Gulf Coast Fractionators (“GCF”), also located at Mont Belvieu. The Partnership is subject to a consent decree with the Federal Trade Commission, issued December 12, 1996, that, among other things, prevents the Partnership from participating in commercial decisions regarding rates paid by third parties for fractionation services at GCF. This restriction on the Partnerships’ activity at GCF will terminate on December 12, 2016, twenty years after the date the consent order was issued. In addition to the three stand-alone facilities in the Logistics Assets segment, see the description of fractionation assets in the North Texas System and LOU in the Partnership’s Natural Gas Gathering and Processing division.

Storage and Terminalling.  In general, the Partnership’s storage assets provide warehousing of mixed NGLs, NGL products and petrochemical products in underground wells, which allows for the injection and withdrawal of such products at various times in order to meet demand cycles. Similarly, the Partnership’s terminalling operations provide the inbound/outbound logistics and warehousing of mixed NGLs, NGL products and petrochemical products in above-ground storage tanks. The Partnership’s underground storage and terminalling facilities serve single markets, such as propane, as well as multiple products and markets. For example, the Mont Belvieu and Galena Park facilities have extensive pipeline connections for mixed NGL supply and delivery of component NGLs. In addition, some of these facilities are connected to marine, rail and truck loading and unloading facilities that provide services and products to the Partnership’s customers. The Partnership provides long and short-term storage and terminalling services and throughput capability to affiliates and third party customers for a fee.

The Partnership owns or operates a total of 55 storage wells at its facilities with a net storage capacity of approximately 64.5 MMBbl, the usage of which may be limited by brine handling capacity, which is utilized to displace NGLs from storage. The Partnership also has 15 terminal facilities (14 wholly owned) in Texas, Kentucky, Mississippi, Tennessee, Louisiana, Florida, New Jersey and Arizona.

The Partnership operates its storage and terminalling facilities based on the needs and requirements of its customers in the NGL, petrochemical, refining, propane distribution and other related industries. The Partnership usually experiences an increase in demand for storage and terminalling of mixed NGLs during the summer months when gas plants typically reach peak NGL production, refineries have excess NGL products and LPG imports are often highest. Demand for storage and terminalling at the Partnership’s propane facilities typically peaks during fall, winter and early spring.

The Partnership’s fractionation, storage and terminalling business is supported by approximately 800 miles of company-owned pipelines to transport mixed NGLs and specification products.

The following table details the Logistics Assets segment’s NGL storage facilities:

	NGL Storage Facilities
		County/Parish,	Number of		Gross Storage
Facility	% Owned	State	Permitted Wells		Capacity (MMBbl)

Hackberry Storage (Lake Charles)	100.0	Cameron, LA	12	(1)	20.0
Mont Belvieu Storage	100.0	Chambers, TX	20	(2)	41.4
Easton Storage	100.0	Evangeline, LA	2		0.8
Hattiesburg Storage	50.0	Forrest, MS	3		6.0

(1)	Four of twelve owned wells leased to Citgo under long-term lease; one of twelve currently permitting for service.

(2)	The Partnership owns 20 wells and operates 6 wells owned by ChevronPhillips Chemical.

The following table details the Logistics Assets segment’s Terminal Facilities:

	Terminal Facilities
				Throughput for Six
				Months Ended
		County/Parish,		June 30,
Facility	% Owned	State	Description	2010
				(Million gallons)

Galena Park Terminal(1)	100	Harris, TX	NGL import / export terminal	393.7
Mont Belvieu Terminal(2)	100	Chambers, TX	Transport and storage terminal	1,316.3
Hackberry Terminal	100	Cameron, LA	Storage terminal	49.5
Throughput volume is based on 100% ownership.

(1)	Volumes reflect total import and export across the dock/terminal.

(2)	Volumes reflect total transport and terminal throughput volumes.

Marketing and Distribution Segment

The Marketing and Distribution segment transports, distributes and markets NGLs via terminals and transportation assets across the U.S. The Partnership owns or commercially manages terminal assets in a number of states, including Texas, Louisiana, Arizona, Nevada, California, Florida, Alabama, Mississippi, Tennessee, Kentucky and New Jersey. The geographic diversity of the Partnership’s assets provides it direct access to many NGL customers as well as markets via trucks, barges, rail cars and open-access regulated NGL pipelines owned by third parties. The Marketing and Distribution division consists of (i) NGL Distribution and Marketing, (ii) Wholesale Marketing, (iii) Refinery Services and (iv) Commercial Transportation.

NGL Distribution and Marketing.  The Partnership markets its own NGL production and also purchases component NGL products from other NGL producers and marketers for resale. For the first six months of 2010, the Partnership’s distribution and marketing services business sold an average of approximately 240.6 MBbl/d of NGLs.

The Partnership generally purchases mixed NGLs from producers at a monthly pricing index less applicable fractionation, transportation and marketing fees and resells these products to petrochemical manufacturers, refineries and other marketing and retail companies. This is primarily a physical settlement business in which the Partnership earns margins from purchasing and selling NGL products from producers under contract. The Partnership also earns margins by purchasing and reselling NGL products in the spot and forward physical markets. To effectively serve its customers in the NGL Distribution and Marketing segment, the Partnership contracts for and uses many of the assets included in its Logistics Assets segment.

Wholesale Marketing.  The Partnership’s wholesale propane marketing operations include primarily the sale of propane and related logistics services to major multi-state retailers, independent retailers and other end-users. The Partnership’s propane supply primarily originates from both its refinery/gas supply contracts and its other owned or managed logistics and marketing assets. The Partnership generally sells propane at a fixed or posted price at the time of delivery and, in some circumstances, the Partnership earns margin on a net-back basis.

The wholesale propane marketing business is significantly impacted by weather-driven demand, particularly in the winter, the price of propane in the markets the Partnership serves and its ability to deliver propane to customers to satisfy peak winter demand.

Refinery Services.  In its refinery services business, the Partnership typically provides NGL balancing services via contractual arrangements with refiners to purchase and/or market propane and to supply butanes. The Partnership uses its commercial transportation assets (discussed below) and contracts for and uses the storage, transportation and distribution assets included in its Logistics Assets segment to assist refinery customers in managing their NGL product demand and production schedules. This includes both feedstocks consumed in refinery processes and the excess NGLs produced by those same refining processes. Under typical net-back sales contracts, the Partnership generally retains a portion of the resale price of NGL sales or receives a fixed minimum fee per gallon on products sold. Under net-back purchase contracts, fees are earned for locating and supplying NGL feedstocks to the refineries based on a percentage of the cost to obtain such supply or a minimum fee per gallon.

Key factors impacting the results of the Partnership’s refinery services business include production volumes, prices of propane and butanes, as well as its ability to perform receipt, delivery and transportation services in order to meet refinery demand.

Commercial Transportation.  The Partnership’s NGL transportation and distribution infrastructure includes a wide range of assets supporting both third party customers and the delivery requirements of its marketing and asset management business. The Partnership provides fee-based transportation services to refineries and petrochemical companies throughout the Gulf Coast area. The Partnership’s assets are also deployed to serve its wholesale distribution terminals, fractionation facilities, underground storage facilities and pipeline injection terminals. These distribution assets provide a variety of ways to transport and deliver products to its customers.

The Partnership’s transportation assets, as of June 30, 2010, include:

•	approximately 770 railcars that the Partnership leases and manages;

•	approximately 70 owned and leased transport tractors and approximately 100 company-owned tank trailers; and

•	21 company-owned pressurized NGL barges.

The following table details the Marketing and Distribution segment’s Terminal Facilities:

	Terminal Facilities
				Throughput for Six
		County/Parish,		Months Ended
Facility	% Owned	State	Description	June 30, 2010
				(Million gallons)

Calvert City Terminal	100	Marshall, KY	Propane terminal	27.0
Greenville Terminal	100	Washington, MS	Marine propane terminal	15.7
Pt. Everglades Terminal	100	Broward, FL	Marine propane terminal	11.2
Tyler Terminal	100	Smith, TX	Propane terminal	7.2
Abilene Transport(1)	100	Taylor, TX	Mixed NGLs transport terminal	5.8
Bridgeport Transport(1)	100	Jack, TX	Mixed NGLs transport terminal	28.7
Gladewater Transport(1)	100	Gregg, TX	Mixed NGLs transport terminal	8.6
Hammond Transport	100	Tangipahoa, LA	Transport terminal	14.3
Chattanooga Terminal	100	Hamilton, TN	Propane terminal	9.1
Sparta Terminal	100	Sparta, NJ	Propane terminal	4.9
Hattiesburg Terminal	50	Forrest, MS	Propane terminal	87.6
Winona Terminal	100	Flagstaff, AZ	Propane terminal	2.1
Throughput volume is based on 100% ownership.

(1)	Volumes reflect total transport and injection volumes.

Operational Risks and Insurance

The Partnership is subject to all risks inherent in the midstream natural gas business. These risks include, but are not limited to, explosions, fires, mechanical failure, terrorist attacks, product spillage, weather, nature and inadequate maintenance of rights-of-way and could result in damage to or destruction of operating assets and other property, or could result in personal injury, loss of life or polluting the environment, as well as curtailment or suspension of operations at the affected facility. We maintain, on behalf of ourselves and our subsidiaries, including the Partnership, general public liability, property, boiler and machinery and business interruption insurance in amounts that we consider to be appropriate for such risks. Such insurance is subject to deductibles that we consider reasonable and not excessive given the current insurance market environment. The costs associated with these insurance coverages increased significantly following Hurricanes Katrina and Rita in 2005. Insurance premiums, deductibles and co-insurance requirements increased substantially, and terms were generally less favorable than terms that were obtained prior to those hurricanes. Insurance market conditions worsened again as a result of industry losses including those sustained from Hurricanes Gustav and Ike in September 2008, and as a result of volatile conditions in the financial markets. As a result, in 2009, the Partnership experienced further increases in deductibles and premiums, and further reductions in coverage and limits.

The occurrence of a significant event not fully insured or indemnified against, or the failure of a party to meet its indemnification obligations, could materially and adversely affect the Partnership’s operations and financial condition. While we currently maintain levels and types of insurance that we believe to be prudent under current insurance industry market conditions, our inability to secure these levels and types of insurance in the future could negatively impact the Partnership’s business operations and financial stability, particularly if an uninsured loss were to occur. No assurance can be given that we will be able to maintain these levels of insurance in the future at rates considered commercially reasonable, particularly named windstorm coverage and possibly contingent business interruption coverage for the Partnership’s onshore operations.

Significant Customers

The following table lists the percentage of the Partnership’s consolidated sales and consolidated product purchases with the Partnership’s significant customers and suppliers:

	Year Ended December 31,
	2007	2008	2009

% of consolidated revenues CPC	21%	20%	16%
% of consolidated product purchases Louis Dreyfus Energy Services L.P.	7%	9%	11%

No other customer or supplier accounted for more than 10% of the Partnership’s consolidated revenues or consolidated product purchases during these periods.

Gas Gathering and Processing Contracts with Chevron

Under gas gathering and processing agreements with the Partnership or the Versado entity in which the Partnership has a 63.0% ownership interest, Chevron has dedicated, on a life-of-field basis, substantially all of the natural gas it produces from committed areas in New Mexico, Texas and the Gulf of Mexico. Under these contracts, the Partnership receives a percentage of the volumes of NGLs and residue gas attributable to the processed natural gas in Texas and New Mexico and a percentage of the volumes of NGLs or a fee depending on processing economics for the Gulf of Mexico. These contracts provide that either party has the right to periodically renegotiate the processing terms. If the parties are unable to agree, then the matter is settled by binding arbitration.

Refinery Services and Related Contracts with Chevron

The Partnership’s master refinery services agreement for Chevron refineries was renegotiated and replaced on April 1, 2009 with liquid product purchase agreements which allows the Partnership to purchase propane from Chevron’s Pascagoula and Richmond refineries. The Partnership also negotiated a new contract to provide transportation for Chevron’s propylene mix at the Pascagoula refinery. The fractionation agreements under which the Partnership fractionates Chevron’s raw product at CBF were renegotiated in 2009, resulting in increased volumes and extended terms.

In addition to its agreements with Chevron, the Partnership has agreements with CPC, a separate joint venture affiliate of Chevron, pursuant to which the Partnership supplies a significant portion of CPC’s NGL feedstock needs for petrochemical plants in the Texas Gulf Coast area and a related services agreement, pursuant to which the Partnership provides storage and logistical services to CPC for feedstocks and products produced from the petrochemical plants. The services contract was renegotiated in 2008 with key components having a 10 year term. In September 2009, CPC executed contracts to replace the previously terminated agreement with a new feedstock and storage agreement effective for a term of 5 years, which will renew annually following the end of the five year term unless terminated by either party. We believe that the Partnership is well positioned to retain CPC as a customer based on the Partnership’s long-standing history of customer service, criticality of the service provided, the integrated nature of facilities and the difficulty and high cost associated with replicating the Partnership’s assets. In addition to these two agreements, The Partnership has fractionation agreements in place with CPC for Y-grade streams and butanes.

Competition

The Partnership faces strong competition in acquiring new natural gas supplies. Competition for natural gas supplies is primarily based on the location of gathering and processing facilities, pricing arrangements, reputation, efficiency, flexibility, reliability and access to end-use markets or liquid marketing hubs. Competitors to the Partnership’s gathering and processing operations include other natural gas gatherers and processors, such as major interstate and intrastate pipeline companies, master limited partnerships and oil and gas producers. The Partnership’s major competitors for natural gas supplies in its current operating regions include Atlas Gas Pipeline Company, Copano Energy, L.L.C.

(“Copano”), WTG Gas Processing L.P. (“WTG”), DCP Midstream Partners LP (“DCP”), Devon Energy Corp (“Devon”), Enbridge Inc., GulfSouth Pipeline Company, LP, Hanlan Gas Processing, Ltd., J W Operating Company, Louisiana Intrastate Gas and several other interstate pipeline companies. Many of its competitors have greater financial resources than the Partnership possesses.

The Partnership also competes for NGL products to market through its NGL Logistics and Marketing division. The Partnership’s competitors include major oil and gas producers who market NGL products for their own account and for others. Additionally, the Partnership competes with several other NGL marketing companies, including Enterprise Products Partners L.P., DCP, ONEOK and BP p.l.c.

Additionally, the Partnership faces competition for mixed NGLs supplies at its fractionation facilities. Its competitors include large oil, natural gas and petrochemical companies. The fractionators in which the Partnership owns an interest in the Mont Belvieu region compete for volumes of mixed NGLs with other fractionators also located at Mont Belvieu. Among the primary competitors are Enterprise Products Partners L.P. and ONEOK, Inc. In addition, certain producers fractionate mixed NGLs for their own account in captive facilities. The Mont Belvieu fractionators also compete on a more limited basis with fractionators in Conway, Kansas and a number of decentralized, smaller fractionation facilities in Texas, Louisiana and New Mexico. The Partnership’s other fractionation facilities compete for mixed NGLs with the fractionators at Mont Belvieu as well as other fractionation facilities located in Louisiana. The Partnership’s customers who are significant producers of mixed NGLs and NGL products or consumers of NGL products may develop their own fractionation facilities in lieu of using the Partnerships’ services.

Regulation of Operations

Regulation of pipeline gathering and transportation services, natural gas sales and transportation of NGLs may affect certain aspects of the Partnership’s business and the market for its products and services.

Regulation of Interstate Natural Gas Pipelines

VGS is regulated by FERC under the NGA, and the NGPA. VGS operates under a FERC-approved, open-access tariff that establishes rates and terms and conditions under which the system provides services to its customers. Pursuant to FERC’s jurisdiction, existing pipeline rates and/or terms and conditions of service may be challenged by customer complaint or by FERC and proposed rate changes or changes in the terms and conditions of service may be challenged by protest. Generally, FERC’s authority extends to: transportation of natural gas; rates and charges for natural gas transportation; certification and construction of new facilities; extension or abandonment of services and facilities; maintenance of accounts and records; commercial relationships and communications between pipelines and certain affiliates; terms and conditions of service and service contracts with customers; depreciation and amortization policies; and acquisition and disposition of facilities.

VGS holds a certificate of public convenience and necessity issued by FERC permitting the construction, ownership, and operation of its interstate natural gas pipeline facilities and the provision of transportation services. This certificate authorization requires VGS to provide on a non-discriminatory basis open-access services to all customers who qualify under its FERC gas tariff. FERC has the power to prescribe the accounting treatment of items for regulatory purposes. Thus, the books and records of VGS may be periodically audited by FERC.

The maximum recourse rates that may be charged by VGS for its services are established through FERC’s ratemaking process. Generally, the maximum filed recourse rates for interstate pipelines are based on the cost of service including recovery of and a return on the pipeline’s investment. Key determinants in the ratemaking process are costs of providing service, allowed rate of return and volume throughput and contractual capacity commitment assumptions. VGS is permitted to discount its firm and interruptible rates without further FERC authorization down to the variable cost of performing service, provided they do not “unduly discriminate.” The applicable recourse rates and terms and conditions for service are set forth in each pipeline’s FERC approved tariff. Rate design and the allocation of costs also can impact a pipeline’s profitability.

Gathering Pipeline Regulation

The Partnership’s natural gas gathering operations are typically subject to ratable take and common purchaser statutes in the states in which it operates. The common purchaser statutes generally require gathering pipelines to purchase or take without undue discrimination as to source of supply or producer. These statutes are designed to prohibit discrimination in favor of one producer over another producer or one source of supply over another. The regulations under these statutes can have the effect of imposing some restrictions on the Partnership’s ability as an owner of gathering facilities to decide with whom it contracts to gather natural gas. The states in which the Partnership operates have adopted complaint-based regulation of natural gas gathering activities, which allows natural gas producers and shippers to file complaints with state regulators in an effort to resolve grievances relating to gathering access and rate discrimination. The rates the Partnership charges for gathering are deemed just and reasonable unless challenged in a complaint. We cannot predict whether such a complaint will be filed against the Partnership in the future. Failure to comply with state regulations can result in the imposition of administrative, civil and criminal penalties.

Section 1(b) of the NGA, exempts natural gas gathering facilities from regulation as a natural gas company by FERC under the NGA. We believe that the natural gas pipelines in the Partnership’s gathering systems meet the traditional tests FERC has used to establish a pipeline’s status as a gatherer not subject to regulation as a natural gas company. However, the distinction between FERC-regulated transmission services and federally unregulated gathering services is the subject of substantial, on-going litigation, so the classification and regulation of the Partnership’s gathering facilities are subject to change based on future determinations by FERC, the courts or Congress. Natural gas gathering may receive greater regulatory scrutiny at both the state and federal levels. The Partnership’s natural gas gathering operations could be adversely affected should they be subject to more stringent application of state or federal regulation of rates and services. Additional rules and legislation pertaining to these matters are considered or adopted from time to time. We cannot predict what effect, if any, such changes might have on the Partnership’s operations, but the industry could be required to incur additional capital expenditures and increased costs depending on future legislative and regulatory changes.

In 2007, Texas enacted new laws regarding rates, competition and confidentiality for natural gas gathering and transmission pipelines (“Competition Statute”) and new informal complaint procedures for challenging determinations of lost and unaccounted for gas by gas gatherers, processors and transporters (“LUG Statute”). The Competition Statute gives the Railroad Commission of Texas (“RRC”) the ability to use either a cost-of-service method or a market-based method for setting rates for natural gas gathering and transportation pipelines in formal rate proceedings. This statute also gives the RRC specific authority to enforce its statutory duty to prevent discrimination in natural gas gathering and transportation, to enforce the requirement that parties participate in an informal complaint process and to punish purchasers, transporters, and gatherers for taking discriminatory actions against shippers and sellers. The Competition Bill also provides producers with the unilateral option to determine whether or not confidentiality provisions are included in a contract to which a producer is a party for the sale, transportation, or gathering of natural gas. The LUG Statute modifies the informal complaint process at the RRC with procedures unique to lost and unaccounted for gas issues. Such statute also extends the types of information that can be requested and provides the RRC with the authority to make determinations and issue orders in specific situations. We cannot predict what effect, if any, these statutes might have on the Partnership’s future operations in Texas.

Intrastate Pipeline Regulation

Though the Partnership’s natural gas intrastate pipelines are not subject to regulation by FERC as natural gas companies under the NGA, the Partnership’s intrastate pipelines may be subject to certain FERC-imposed daily scheduled flow and capacity posting requirements depending on the volume of flows in a given period and the design capacity of the pipelines’ receipt and delivery meters. See “—Other Federal Laws and Regulation Affecting Our Industry—FERC Market Transparency Rules.”

The Partnership’s Texas intrastate pipeline, Targa Intrastate Pipeline LLC (“Targa Intrastate”), owns the intrastate pipeline that transports natural gas from the Partnership’s Shackelford processing plant to an interconnect with Atmos Pipeline-Texas that in turn delivers gas to the West Texas Utilities Company’s Paint Creek Power Station. Targa Intrastate also owns a 1.65 mile, 10 inch diameter intrastate pipeline that transports natural gas from a third party gathering system into the Chico System in Denton County, Texas. Targa Intrastate is a gas utility subject to regulation by the RRC and has a tariff on file with such agency.

The Partnership’s Louisiana intrastate pipeline, Targa Louisiana Intrastate LLC (“TLI”) owns an approximately 60-mile intrastate pipeline system that receives all of the natural gas it transports within or at the boundary of the State of Louisiana. Because all such gas ultimately is consumed within Louisiana, and since the pipeline’s rates and terms of service are subject to regulation by the Office of Conservation of the Louisiana Department of Natural Resources (“DNR”), the pipeline qualifies as a Hinshaw pipeline under Section 1(c) of the NGA and thus is exempt from full FERC regulation.

Texas and Louisiana have adopted complaint-based regulation of intrastate natural gas transportation activities, which allows natural gas producers and shippers to file complaints with state regulators in an effort to resolve grievances relating to pipeline access and rate discrimination. The rates the Partnership charges for intrastate transportation are deemed just and reasonable unless challenged in a complaint. We cannot predict whether such a complaint will be filed against the Partnership in the future. Failure to comply with state regulations can result in the imposition of administrative, civil and criminal penalties.

Regulation of NGL intrastate pipelines

The Partnership’s intrastate NGL pipelines in Louisiana gather mixed NGLs streams that the Partnership owns from processing plants in Louisiana and deliver such streams to the Gillis fractionator in Lake Charles, Louisiana, where the mixed NGLs streams are fractionated into various products. The Partnership delivers such refined products (ethane, propane, butanes and natural gasoline) out of its fractionator to and from Targa-owned storage, to other third party facilities and to various third party pipelines in Louisiana. These pipelines are not subject to FERC regulation or rate regulation by the DNR, but are regulated by United States Department of Transportation (“DOT”) safety regulations.

Natural Gas Processing

The Partnership’s natural gas gathering and processing operations are not presently subject to FERC regulation. However, starting in May 2009 the Partnership was required to report to FERC information regarding natural gas sale and purchase transactions for some of its operations depending on the volume of natural gas transacted during the prior calendar year. See “—Other Federal Laws and Regulation Affecting Our Industry—FERC Market Transparency Rules.” There can be no assurance that the Partnership’s processing operations will continue to be exempt from other FERC regulation in the future.

Availability, Terms and Cost of Pipeline Transportation

The Partnership’s processing facilities and marketing of natural gas and NGLs are affected by the availability, terms and cost of pipeline transportation. The price and terms of access to pipeline transportation can be subject to extensive federal and, if a complaint is filed, state regulation. FERC is continually proposing and implementing new rules and regulations affecting the interstate transportation of natural gas, and to a lesser extent, the interstate transportation of NGLs. These initiatives also may indirectly affect the intrastate transportation of natural gas and NGLs under certain circumstances. We cannot predict the ultimate impact of these regulatory changes to the Partnership’s processing operations and its natural gas and NGL marketing operations. We do not believe that the Partnership would be affected by any such FERC action materially differently than other natural gas processors and natural gas and NGL marketers with whom it competes.

The ability of the Partnership’s processing facilities and pipelines to deliver natural gas into third party natural gas pipeline facilities is directly impacted by the gas quality specifications required by those pipelines. In 2006, FERC issued a policy statement on provisions governing gas quality and interchangeability in the tariffs of interstate gas pipeline companies and a separate order declining to set generic prescriptive national standards. FERC strongly encouraged all natural gas pipelines subject to its jurisdiction to adopt, as needed, gas quality and interchangeability standards in their FERC gas tariffs modeled on the interim guidelines issued by a group of industry representatives, headed by the Natural Gas Council (“NGC+ Work Group”), or to explain how and why their tariff provisions differ. We do not believe that the adoption of the NGC+ Work Group’s gas quality interim guidelines by a pipeline that either directly or indirectly interconnects with the Partnership’s facilities would materially affect the Partnership’s operations. We have no way to predict, however, whether FERC will approve of gas quality specifications that materially differ from the NGC+ Work Group’s interim guidelines for such an interconnecting pipeline.

Sales of Natural Gas and NGLs

The price at which the Partnership buys and sells natural gas and NGLs is currently not subject to federal rate regulation and, for the most part, is not subject to state regulation. However, with regard to the Partnership’s physical purchases and sales of these energy commodities and any related hedging activities that it undertakes, the Partnership is required to observe anti-market manipulation laws and related regulations enforced by FERC and/or the CFTC. See “—Other Federal Laws and Regulation Affecting Our Industry—Energy Policy Act of 2005.” Starting May 1, 2009, the Partnership was required to report to FERC information regarding natural gas sale and purchase transactions for some of its operations depending on the volume of natural gas transacted during the prior calendar year. See “—Other Federal Laws and Regulation Affecting Our Industry—FERC Market Transparency Rules.” Should the Partnership violate the anti-market manipulation laws and regulations, it could also be subject to related third party damage claims by, among others, market participants, sellers, royalty owners and taxing authorities.

Other State and Local Regulation of Operations

The Partnership’s business activities are subject to various state and local laws and regulations, as well as orders of regulatory bodies pursuant thereto, governing a wide variety of matters, including marketing, production, pricing, community right-to-know, protection of the environment, safety and other matters. For additional information regarding the potential impact of federal, state or local regulatory measures on the Partnership’s business, see “Risk Factors—Risks Related to Our Business.”

Interstate common carrier liquids pipeline regulation

As part of the Downstream Business acquired from Targa on September 24, 2009, the Partnership acquired Targa NGL. Targa NGL is an interstate NGL common carrier subject to regulation by FERC under the ICA. Targa NGL owns a twelve inch diameter pipeline that runs between Lake Charles, Louisiana and Mont Belvieu, Texas. This pipeline can move mixed NGLs and purity NGL products. Targa NGL also owns an eight inch diameter pipeline and a 20 inch diameter pipeline, each of which run between Mont Belvieu, Texas and Galena Park, Texas. The eight inch and the 20 inch pipelines are part of an extensive mixed NGL and purity NGL pipeline receipt and delivery system that provides services to domestic and foreign import and export customers. The ICA requires that the Partnership maintain tariffs on file with FERC for each of these pipelines. Those tariffs set forth the rates the Partnership charges for providing transportation services as well as the rules and regulations governing these services. The ICA requires, among other things, that rates on interstate common carrier pipelines be “just and reasonable” and non-discriminatory. All shippers on this pipeline are Partnership affiliates.

Other Federal Laws and Regulation Affecting Our Industry

Energy Policy Act of 2005

The EPAct 2005 is a comprehensive compilation of tax incentives, authorized appropriations for grants and guaranteed loans, and significant changes to the statutory policy that affects all segments of the energy industry. Among other matters, EP Act 2005 amends the NGA to add an anti- market manipulation provision which makes it unlawful for any entity to engage in prohibited behavior to be prescribed by FERC, and furthermore provides FERC with additional civil penalty authority. The EP Act 2005 provides FERC with the power to assess civil penalties of up to $1 million per day for violations of the NGA and $1 million per violation per day for violations of the NGPA. The civil penalty provisions are applicable to entities that engage in the sale of natural gas for resale in interstate commerce, including VGS. In 2006, FERC issued Order 670 to implement the anti-market manipulation provision of EP Act 2005. Order 670 makes it unlawful to: (1) in connection with the purchase or sale of natural gas subject to the jurisdiction of FERC, or the purchase or sale of transportation services subject to the jurisdiction of FERC, for any entity, directly or indirectly, to use or employ any device, scheme or artifice to defraud; (2) to make any untrue statement of material fact or omit any statement necessary to make the statements made not misleading; or (3) to engage in any act or practice that operates as a fraud or deceit upon any person. Order 670 does not apply to activities that relate only to intrastate or other non-jurisdictional sales or gathering, but does apply to activities of gas pipelines and storage companies that provide interstate services, as well as otherwise non-jurisdictional entities to the extent the activities are conducted “in connection with” gas sales, purchases or transportation subject to FERC jurisdiction, which now includes the annual reporting requirements under a final rule on the annual natural gas transaction reporting requirements, as amended by subsequent orders on rehearing (Order 704), the daily schedule flow and capacity posting requirements under Order 720, and the quarterly reporting requirement under Order 735. The anti-market manipulation rule and enhanced civil penalty authority reflect an expansion of FERC’s NGA enforcement authority.

FERC Standards of Conduct for Transmission Providers

On October 16, 2008, FERC issued new standards of conduct for transmission providers (Order 717) to regulate the manner in which interstate natural gas pipelines may interact with their marketing affiliates based on an employee separation approach. A “Transmission Provider” includes an interstate natural gas pipeline that provides open access transportation pursuant to FERC’s regulations. Under these rules, a Transmission Provider’s transmission function employees (including the transmission function employees of any of its affiliates) must function independently from the Transmission Provider’s marketing function employees (including the marketing function employees of any of its affiliates). FERC clarified on October 15, 2009 in a rehearing order, Order 717-A, however, that if a Hinshaw pipeline affiliated with a Transmission Provider engages in off-system sales of gas that has been transported on the Transmission Provider’s affiliated pipeline, then the Transmission Provider and the Hinshaw pipeline (which is engaging in marketing functions) will be required to observe the Standards of Conduct by, among other things, having the marketing function employees function independently from the transmission function employees. The Partnership’s only Hinshaw pipeline, TLI, does not engage in any off-system sales of gas that have been transported on an affiliated Transmission Provider, and we do not believe that the Partnership’s operations will be affected by the new standards of conduct. FERC further clarified Order 717-A in a rehearing order, Order 717-B, on November 16, 2009 and in Order 717-C, on April 16, 2010. However, Orders 717-B and 717-C did not substantively alter the rules promulgated under Orders 717 and 717-A. Requests for rehearing of Order 717-C have been filed and are currently pending before FERC. Our only Transmission Provider, VGS, does not engage in any transactions with marketing affiliates, and we do not believe that our operations will be affected by the new standards of conduct. We have no way to predict with certainty whether and to what extent FERC will revise the new standards of conduct in response to those requests for rehearing.

FERC Market Transparency Rules

In 2007, FERC issued Order 704, whereby wholesale buyers and sellers of more than 2.2 BBtu of physical natural gas in the previous calendar year, including interstate and intrastate natural gas pipelines, natural gas gatherers, natural gas processors and natural gas marketers, are now required to report, on May 1 of each year, beginning in 2009, aggregate volumes of natural gas purchased or sold at wholesale in the prior calendar year to the extent such transactions utilize, contribute to, or may contribute to the formation of price indices. It is the responsibility of the reporting entity to determine which transactions should be reported based on the guidance of Order 704 as clarified on orders in clarification in rehearing.

On November 20, 2008, FERC issued a final rule on daily scheduled flows and capacity posting requirements (Order 720). Under Order 720, as clarified on orders in clarification in rehearing certain non-interstate pipelines delivering, on an annual basis, more than an average of 50 million MMBtu of gas over the previous three calendar years, are required to post daily certain information regarding the pipeline’s capacity and scheduled flows for each receipt and delivery point that has a design capacity equal to or greater than 15,000 MMBtu/d and interstate pipelines are required to post information regarding the provision of no-notice service. The Partnership takes the position that, at this time, Targa Louisiana Intrastate LLC is exempt from this rule as currently written.

On May 20, 2010, the FERC issued Order No. 735, which requires intrastate pipelines providing transportation services under Section 311 of the NGPA and “Hinshaw” pipelines operating under Section 1(c) of the NGA to report on a quarterly basis more detailed transportation and storage transaction information, including: rates charged by the pipeline under each contract; receipt and delivery points and zones or segments covered by each contract; the quantity of natural gas the shipper is entitled to transport, store, or deliver; the duration of the contract; and whether there is an affiliate relationship between the pipeline and the shipper. Order No. 735 further requires that such information must be supplied through a new electronic reporting system and will be posted on FERC’s website, and that such quarterly reports may not contain information redacted as privileged. The FERC promulgated this Rule after determining that such transactional information would help shippers make more informed purchasing decisions and would improve the ability of both shippers and the FERC to monitor actual transactions for evidence of market power or undue discrimination. Order No. 735 also extends the Commission’s periodic review of the rates charged by the subject pipelines from three years to five years. Order No. 735 becomes effective on April 1, 2011. Numerous parties are seeking rehearing of Order No. 735 (pursuant to filings made June 21, 2010). As currently written, this rule does not apply to the Partnership’s Hinshaw pipelines, however the Partnership has no way to predict if and to what extent an order on rehearing by the FERC may affect the current requirements under Order No. 735. We will continue to monitor developments with respect to this rulemaking.

Additional proposals and proceedings that might affect the natural gas industry are pending before Congress, FERC and the courts. We cannot predict the ultimate impact of these or the above regulatory changes to the Partnership’s natural gas operations. We do not believe that the Partnership would be affected by any such FERC action materially differently than other midstream natural gas companies with whom it competes.

Environmental, Health and Safety Matters

General

The Partnership’s operations are subject to stringent and complex federal, state and local laws and regulations pertaining to health, safety and the environment. As with the industry generally, compliance with current and anticipated environmental laws and regulations increases the Partnership’s overall cost of business, including its capital costs to construct, maintain and upgrade equipment and facilities. These laws and regulations may, among other things, require the acquisition of various permits to conduct regulated activities, require the installation of pollution control equipment or otherwise restrict the way the Partnership can handle or dispose of its wastes; limit or prohibit construction activities in sensitive areas such as wetlands, wilderness areas or areas inhabited by endangered or threatened species; impose specific health and safety criteria addressing worker protection, require investigatory and remedial action to mitigate pollution conditions caused by the Partnership’s operations or attributable to former operations; and enjoin some or all of the operations of facilities deemed in non-compliance with permits issued pursuant to such environmental laws and regulations. Failure to comply with these laws and regulations may result in assessment of administrative, civil and criminal penalties, the imposition of removal or remedial obligations and the issuance of injunctions limiting or prohibiting the Partnership’s activities.

The Partnership has implemented programs and policies designed to keep its pipelines, plants and other facilities in compliance with existing environmental laws and regulations. The clear trend in environmental regulation, however, is to place more restrictions and limitations on activities that may affect the environment and thus, any changes in environmental laws and regulations or re-interpretation of enforcement policies that result in more stringent and costly waste handling, storage, transport, disposal or remediation requirements could have a material adverse effect on the Partnership’s operations and financial position. The Partnership may be unable to pass on such increased compliance costs to its customers. Moreover, accidental releases or spills may occur in the course of the Partnership’s operations and we cannot assure you that the Partnership will not incur significant costs and liabilities as a result of such releases or spills, including any third party claims for damage to property, natural resources or persons. While we believe that the Partnership is in substantial compliance with existing environmental laws and regulations and that continued compliance with current requirements would not have a material adverse effect on the Partnership, there is no assurance that the current conditions will continue in the future.

The following is a summary of the more significant existing environmental, health and safety laws and regulations to which the Partnership’s business operations are subject and for which compliance may have a material adverse impact on its capital expenditures, results of operations or financial position.

Hazardous Substances and Waste

The Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (“CERCLA” or the “Superfund” law) and comparable state laws impose liability without regard to fault or the legality of the original conduct, on certain classes of persons who are considered to be responsible for the release of a “hazardous substance” into the environment. These persons include current and prior owners or operators of the site where the release occurred and entities that disposed or arranged for the disposal of the hazardous substances found at the site. Under CERCLA, these “responsible persons” may be subject to joint and several, strict liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies. CERCLA also authorizes the EPA and, in some instances, third parties to act in response to threats to the public health or the environment and to seek to recover from the responsible classes of persons the costs they incur. It is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of hazardous substances or other pollutants into the environment. The Partnership generates materials in the course of its operations that are regulated as “hazardous substances” under CERCLA or similar state statutes and, as a result, may be jointly and severally liable under CERCLA or such statutes for all or part of the costs required to clean up sites at which these hazardous substances have been released into the environment.

The Partnership also generates solid wastes, including hazardous wastes that are subject to the requirements of the federal Resource Conservation and Recovery Act, as amended (“RCRA”) and comparable state statutes. While RCRA regulates both solid and hazardous wastes, it imposes strict requirements on the generation, storage, treatment, transportation and disposal of hazardous wastes. In the course of its operations, the Partnership generates petroleum product wastes and ordinary industrial wastes such as paint wastes, waste solvents and waste compressor oils that are regulated as hazardous wastes. Certain materials generated in the exploration, development or production of crude oil and natural gas are excluded from RCRA’s hazardous waste regulations. However, it is possible that future changes in law or regulation could result in these wastes, including wastes currently generated during the Partnership’s operations, being designated as “hazardous wastes” and therefore subject to more rigorous and costly disposal requirements. Any such changes in the laws and regulations could have a material adverse effect on the Partnership’s capital expenditures and operating expenses as well as those of the oil and gas industry in general.

The Partnership currently owns or leases and has in the past owned or leased, properties that for many years have been used for midstream natural gas and NGL activities. Although the Partnership has utilized operating and disposal practices that were standard in the industry at the time, hydrocarbons or wastes may have been disposed of or released on or under the properties owned or leased by us or on or under the other locations where these hydrocarbons and wastes have been taken for treatment or disposal. In addition, certain of these properties have been operated by third parties whose treatment and disposal or release of hydrocarbons or wastes was not under the Partnership’s control. These properties and wastes disposed thereon may be subject to CERCLA, RCRA and analogous state laws. Under these laws, the Partnership could be required to remove or remediate previously disposed wastes (including wastes disposed of or released by prior owners or operators), to clean up contaminated property (including contaminated groundwater) and to perform remedial operations to prevent future contamination. We are not currently aware of any facts, events or conditions relating to such requirements that could materially impact the Partnership’s operations or financial condition.

Air Emissions

The Clean Air Act, as amended, and comparable state laws and regulations restrict the emission of air pollutants from many sources, including processing plants and compressor stations and also impose various monitoring and reporting requirements. These laws and regulations may require the Partnership to obtain pre-approval for the construction or modification of certain projects or facilities expected to produce or significantly increase air emissions, obtain and strictly comply with stringent air permit requirements or utilize specific equipment or technologies to control emissions. The Partnership is currently reviewing the air emissions monitoring systems at certain of its facilities. The Partnership may be required to incur capital expenditures in the next few years to implement various air emissions leak detection and monitoring programs as well as to install air pollution control equipment or non-ambient storage tanks as a result of its review or in connection with maintaining, amending or obtaining operating permits and approvals for air emissions. We currently believe, however, that such requirements will not have a material adverse affect on the Partnership’s operations.

Climate Change

There is increasing attention in the United States and worldwide concerning the issue of climate change and the effect of GHGs. On December 15, 2009, the EPA published its findings that emissions of carbon dioxide, methane and other GHGs present an endangerment to public health and the environment because emissions of such gases are, according to the EPA, contributing to warming of the earth’s atmosphere and other climatic changes. These findings allow the EPA to proceed with the adoption and implementation of regulations restricting emissions of GHGs under existing provisions of the federal Clean Air Act. The EPA already has adopted two sets of regulations regarding possible future regulation of GHG emissions under the Clean Air Act, one of which purports to regulate emissions of GHGs from motor vehicles and the other of which would regulate emissions of GHGs from large stationary sources of emissions, such as power plants or industrial facilities. EPA has asserted that the final motor vehicle GHG emission standards will trigger construction and operating permit requirements for stationary sources, commencing when those motor vehicle standards take effect, on January 2, 2011. Thus, on June 3, 2010, EPA published its final rule to address permitting of GHG emissions from stationary sources under the Clean Air Act’s Prevention of Significant Deterioration (“PSD”) and Title V permitting programs. The final rule tailors the PSD and Title V permitting programs to apply to certain stationary sources of GHG emissions in a multi-step process, with the largest sources first subject to permitting. Most recently on August 12, 2010, the EPA proposed two actions to govern the implementation of PSD permitting requirements for GHGs in states whose existing State Implementation Plan (“SIPs”) do not accommodate the regulation of GHGs. First, the EPA has proposed to issue a “Finding of Substantial Inadequacy” for thirteen states, including Louisiana, whose SIPs do not accommodate such GHG regulation and require those states to comply with a proposed “SIP call,” which would require those states to revise their SIPs to ensure that their PSD programs cover GHG emissions. Second, the EPA has proposed to establish a Federal Implementation Plan in any state that establishes a new comprehensive scheme requiring operators of stationary sources emitting more than established annual thresholds of carbon dioxide-equivalent GHGs to inventory and report their GHG emissions annually on a facility-by-facility basis that does not revise its SIP to accommodate GHG permitting. Moreover, on October 30, 2009, the EPA published a final rule in the U.S. beginning in 2011 for emissions occurring in 2010. On April 12 2010, the EPA proposed to expand this GHG reporting rule to include owners and operators of onshore oil and natural gas production. If the proposed rule is finalized in its current form, reporting of GHG emissions from such onshore production would be required on an annual basis beginning in 2012 for emissions occurring in 2011.

In addition, both houses of Congress have already considered legislation to reduce emissions of GHGs, and almost half of the states have already taken legal measures to reduce emissions of GHGs, primarily through the planned development of GHG emission inventories and/or regional GHG cap and trade programs. Most of these cap and trade programs work by requiring either major sources of emissions, such as electric power plants, or major producers of fuels, such as refineries and NGL fractionation plants, to acquire and surrender emission allowances. The number of allowances available for purchase is reduced each year until the overall GHG emission reduction goal is achieved. The adoption and implementation of any regulations imposing GHG reporting or permitting obligations on, or limiting emissions of GHGs from, the Partnership’s equipment and operations could require the Partnership to incur costs to reduce emissions of GHGs associated with its operations , could adversely affect its performance of operations in the absence of any permits that may be required to regulation emission of greenhouse gases, or could adversely affect demand for its natural gas and NGL processing services.

Finally, it should be noted that some scientists have concluded that increasing concentrations of greenhouse gases in the Earth’s atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts, and floods and other climatic events; if any such effects were to occur, they could have in adverse effect on the Partnership’s assets and operations.

Water Discharges

The Federal Water Pollution Control Act, as amended (“Clean Water Act” or “CWA”), and analogous state laws impose restrictions and strict controls regarding the discharge of pollutants into navigable waters. Pursuant to the CWA and analogous state laws, permits must be obtained to discharge pollutants into state waters or waters of the U.S. Any such discharge of pollutants into regulated waters must be performed in accordance with the terms of the permit issued by the EPA or the analogous state agency. Spill prevention, control and countermeasure requirements under federal law require appropriate containment berms and similar structures to help prevent the contamination of navigable waters in the event of a petroleum hydrocarbon tank spill, rupture or leak. In addition, the CWA and analogous state laws require individual permits or coverage under general permits for discharges of storm water runoff from certain types of facilities. These permits may require the Partnership to monitor and sample the storm water runoff. The CWA and analogous state laws can impose substantial civil and criminal penalties for non-compliance including spills and other non-authorized discharges.

It is customary to recover natural gas from deep shale formations through the use of hydraulic fracturing, combined with sophisticated horizontal drilling. Hydraulic fracturing involves the injection of water, sand and chemical additives under pressure into rock formations to stimulate gas production. Due to public concerns raised regarding potential impacts of hydraulic fracturing on groundwater quality, legislative and regulatory efforts at the federal level and in some states have been initiated to require or make more stringent the permitting and compliance requirements for hydraulic fracturing operations. In particular, The U.S. Senate and House of Representatives are currently considering bills entitled the “Fracturing Responsibility and Awareness of Chemicals Act” (“FRAC Act”), to amend the federal Safe Drinking Water Act (“SDWA”), to repeal an exemption from regulation for hydraulic fracturing. If enacted, the FRAC Act would amend the definition of “underground injection” in the SDWA to encompass hydraulic fracturing activities and this would require hydraulic fracturing operations to meet permitting and financial assurance requirements, adhere to certain construction specifications, fulfill monitoring, reporting and recordkeeping obligations, and meet plugging and abandonment requirements. The FRAC Act also proposes to require the reporting and public disclosure of chemicals used in the fracturing process, which could make it easier for third parties opposing the hydraulic fracturing process to initiate legal proceedings based on allegations that specific chemicals used in the fracturing process could adversely affect groundwater. Although the legislation is still being developed, we do not expect the FRAC Act to have a material adverse effect on our business. Moreover, the EPA announced in March 2010 that it is conducting a comprehensive research study in 2010-2011 on the potential adverse impacts that hydraulic fracturing may have on water quality and public health. The results of such a study, once completed, could further spur action towards federal legislation and regulation of hydraulic fracturing activities.

The Oil Pollution Act of 1990, as amended (“OPA”), which amends the CWA, establishes strict liability for owners and operators of facilities that are the site of a release of oil into waters of the United States. OPA and its associated regulations impose a variety of requirements on responsible parties related to the prevention of oil spills and liability for damages resulting from such spills. A “responsible party” under OPA includes owners and operators of onshore facilities, such as the Partnership’s plants, and the Partnership’s pipelines. Under OPA, owners and operators of facilities that handle, store, or transport oil are required to develop and implement oil spill response plans, and establish and maintain evidence of financial responsibility sufficient to cover liabilities related to an oil spill for which such parties could be statutorily responsible. We believe that the Partnership is in substantial compliance with the CWA, SDWA, OPA and analogous state laws.

Endangered Species Act

The federal Endangered Species Act, as amended (“ESA”), restricts activities that may affect endangered or threatened species or their habitats. While some of the Partnership’s facilities may be located in areas that are designated as habitat for endangered or threatened species, we believe that the Partnership is in substantial compliance with the ESA. However, the designation of previously unidentified endangered or threatened species could cause the Partnership to incur additional costs or become subject to operating restrictions or bans in the affected areas.

Pipeline Safety

The pipelines used by the Partnership to gather and transport natural gas and transport NGLs are subject to regulation by the DOT under the Natural Gas Pipeline Safety Act of 1968, as amended (“NGPSA”), with respect to natural gas and the Hazardous Liquids Pipeline Safety Act of 1979, as amended (“HLPSA”), with respect to crude oil, NGLs and condensates. The NGPSA and HLPSA govern the design, installation, testing, construction, operation, replacement and management of natural gas and NGL pipeline facilities. Pursuant to these acts, the DOT has promulgated regulations governing pipeline wall thickness, design pressures, maximum operating pressures, pipeline patrols and leak surveys, minimum depth requirements, and emergency procedures, as well as other matters intended to ensure adequate protection for the public and to prevent accidents and failures. Where applicable, the NGPSA and HLPSA require any entity that owns or operates pipeline facilities to comply with the regulations under these acts, to permit access to and allow copying of records and to make certain reports and provide information as required by the Secretary of Transportation. We believe that the Partnership’s pipeline operations are in substantial compliance with applicable NGPSA and HLPSA requirements; however, due to the possibility of new or amended laws and regulations or reinterpretation of existing laws and regulations, future compliance with the NGPSA and HLPSA could result in increased costs.

The Partnership’s pipelines are also subject to regulation by the DOT under the Pipeline Safety Improvement Act of 2002, which was amended by the Pipeline Inspection, Protection, Enforcement, and Safety Act of 2006 (“PIPES Act”). The DOT, through the Pipeline and Hazardous Materials Safety Administration (“PHMSA”) has established a series of rules, which require pipeline operators to develop and implement integrity management programs for gas transmission pipelines that, in the event of a failure, could affect “high consequence areas.” “High consequence areas” are currently defined as areas with specified population densities, buildings containing populations of limited mobility and areas where people gather that are located along the route of a pipeline. Similar rules are also in place for operators of hazardous liquid pipelines including lines transporting NGLs and condensates.

In addition, states have adopted regulations, similar to existing DOT regulations, for intrastate gathering and transmission lines. Texas and Louisiana have developed regulatory programs that parallel the federal regulatory scheme and are applicable to intrastate pipelines transporting natural gas and NGLs. We currently estimate an annual average cost of $1.7 million for years 2010 through 2012 to perform necessary integrity management program testing on the Partnership’s pipelines required by existing DOT and state regulations. This estimate does not include the costs, if any, of any repair, remediation, preventative or mitigating actions that may be determined to be necessary as a result of the testing program, which costs could be substantial. However, we do not expect that any such costs would be material to the Partnership’s financial condition or results of operations.

More recently, on December 3, 2009, the PHMSA issued a final rule mandated by the PIPES Act focusing on how human interactions of control room personnel, such as avoidance of error or the performance of mitigating actions, may impact pipeline system integrity. Among other things, the final rule requires operators of hazardous liquid and gas pipelines to amend their existing written operations and maintenance procedures, operator qualification programs and emergency plans to take into account such items as specificity of the responsibilities and roles of control room personnel; listing of planned pipeline-related occurrences during a particular shift that may be easily shared with other controllers during a shift turnover; establishment of appropriate shift rotations to protect against controller fatigue; and development of appropriate communications between controllers, management and field personnel when planning and implementing changes to pipeline equipment or operations. We do not anticipate that the rule, as issued in final form, will result in substantial costs with respect to the Partnership’s operations.

Employee Health and Safety

The Partnership is subject to a number of federal and state laws and regulations, including the federal Occupational Safety and Health Act, as amended (“OSHA”), and comparable state statutes, whose purpose is to protect the health and safety of workers, both generally and within the pipeline industry. In addition, the OSHA hazard communication standard, the EPA community right-to-know regulations under Title III of the Federal Superfund Amendment and Reauthorization Act and comparable state statutes require that information be maintained concerning hazardous materials used or produced in the Partnership’s operations and that this information be provided to employees, state and local government authorities and citizens. The Partnership and the entities in which it owns an interest are also subject to OSHA Process Safety Management regulations, which are designed to prevent or minimize the consequences of catastrophic releases of toxic, reactive, flammable or explosive chemicals. These regulations apply to any process which involves a chemical at or above the specified thresholds or any process which involves flammable liquid or gas, pressurized tanks, caverns and wells in excess of 10,000 pounds at various locations. Flammable liquids stored in atmospheric tanks below their normal boiling point without the benefit of chilling or refrigeration are exempt. The Partnership has an internal program of inspection designed to monitor and enforce compliance with worker safety requirements. We believe that the Partnership is in substantial compliance with all applicable laws and regulations relating to worker health and safety.

Title to Properties and Rights-of-Way

The Partnership’s real property falls into two categories: (1) parcels that it owns in fee and (2) parcels in which its interest derives from leases, easements, rights-of-way, permits or licenses from landowners or governmental authorities permitting the use of such land for its operations. Portions of the land on which the Partnership’s plants and other major facilities are located are owned by the Partnership in fee title, and we believe that the Partnership has satisfactory title to these lands. The remainder of the land on which the Partnership’s plant sites and major facilities are located are held by the Partnership pursuant to ground leases between the Partnership, as lessee, and the fee owner of the lands, as lessors. The Partnership, or its predecessors, has leased these lands for many years without any material challenge known to us relating to the title to the land upon which the assets are located, and we believe that the Partnership has satisfactory leasehold estates to such lands. We have no knowledge of any challenge to the underlying fee title of any material lease, easement, right-of-way, permit or license held by the Partnership or to its title to any material lease, easement, right-of-way, permit or lease, and we believe that the Partnership has satisfactory title to all of its material leases, easements, rights-of-way, permits and licenses.

Employees

The Partnership does not have employees. Through our subsidiaries, we employ approximately 1,000 people which perform services for the Partnership. None of these employees are covered by collective bargaining agreements. We consider employee relations to be good.

Legal Proceedings

On December 8, 2005, WTG filed suit in the 333rd District Court of Harris County, Texas against several defendants, including Targa and two other Targa entities and private equity funds affiliated with Warburg Pincus LLC, seeking damages from the defendants. The suit alleges that Targa and private equity funds affiliated with Warburg Pincus, along with ConocoPhillips Company (“ConocoPhillips”) and Morgan Stanley, tortiously interfered with (i) a contract WTG claims to have had to purchase SAOU from ConocoPhillips and (ii) prospective business relations of WTG. WTG claims the alleged interference resulted from Targa’s competition to purchase the ConocoPhillips’ assets and its successful acquisition of those assets in 2004. In October 2007, the District Court granted defendants’ motions for summary judgment on all of WTG’s claims. In February 2010, the 14th Court of Appeals affirmed the District Court’s final judgment in favor of defendants in its entirety. WTG’s appeal is pending before the Texas Supreme Court, and we intend to contest the appeal, but can give no assurances regarding the outcome of the proceeding. We have agreed to indemnify the Partnership for any claim or liability arising out of the WTG suit.

Except as provided above, neither we nor the Partnership is a party to any other legal proceedings other than legal proceedings arising in the ordinary course of our business. The Partnership is a party to various administrative and regulatory proceedings that have arisen in the ordinary course of our business. See “— Regulation of Operations” and “— Environmental, Health and Safety Matters.”

Risks Inherent in the Partnership’s Business

We have set forth below risks to the Partnership’s business and operations, the occurrence of which could negatively impact the Partnership’s financial performance and decrease the amount of cash it is able to distribute to us.

The Partnership’s practice of distributing all of its available cash may limit its ability to grow, which could impact distributions to us and the available cash that we have to dividend to our stockholders.

The Partnership has historically distributed to its partners most of the cash generated by its operations. As a result, it relies primarily upon external financing sources, including debt and equity issuances, to fund its acquisitions and expansion capital expenditures. Accordingly, to the extent the Partnership is unable to finance growth externally, its ability to grow will be impaired because it distributes substantially all of its available cash. Also, if the Partnership incurs additional indebtedness to finance its growth, the increased interest expense associated with such indebtedness may reduce the amount of available cash that we can distribute to you. In addition, to the extent the Partnership issues additional units in connection with any acquisitions or growth capital expenditures, the payment of distributions on those additional units may increase the risk that the Partnership will be unable to maintain or increase its per unit distribution level.

The assumptions underlying our TRII minimum estimated cash available for distribution for the twelve month period ending December 31, 2011, included in “Our Dividend Policy” involve inherent and significant business, economic, financial, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those estimated.

Our estimate of cash available for distribution for the twelve month period ending December 31, 2011 set forth in “Our Dividend Policy” has been prepared by management, and we have not received an opinion or report on it from our or any other independent registered public accounting firm. The assumptions underlying the forecast are inherently uncertain and are subject to significant business, economic, financial, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those forecasted. If we do not achieve the forecasted results, we may not be able to pay a quarterly dividend on our common stock, in which event the market price of our common stock may decline materially. For further discussion on our ability to pay a quarterly dividend, please read “Our Dividend Policy.”

If we lose our senior management, our business may be adversely affected.

Our success is dependent upon the efforts of our senior management, as well as on our ability to attract and retain senior management. Our management team is responsible for executing the Partnership’s business strategy and, when appropriate to our primary business objective, facilitating the Partnership’s growth through various forms of financial support, including, but not limited to, modifying the Partnership’s IDRs, exercising the Partnership’s IDR reset provision contained in its partnership agreement, making loans, making capital contributions in exchange for yielding or non-yielding equity interests or providing other financial support to the Partnership. There is substantial competition for qualified personnel in the midstream natural gas industry. We may not be able to retain our existing senior management, fill new positions or vacancies created by expansion or turnover, or attract additional qualified senior management personnel. We have not entered into employment agreements with any of our key executive officers. In addition, we do not maintain “key man” life insurance on the lives of any members of our senior management. A loss of one or more of these key people could harm our and the Partnership’s business and prevent us from implementing our and the Partnership’s business strategy.

The Partnership has a substantial amount of indebtedness which may adversely affect its financial position.

The Partnership has a substantial amount of indebtedness. On July 19, 2010, the Partnership entered into a new five-year $1.1 billion senior secured revolving credit facility, which allows it to request increases in commitments up to an additional $300 million. The new senior secured credit facility amends and restates the Partnership’s former $977.5 million senior secured revolving credit facility due February 2012. As of June 30, 2010, and after giving effect to (i) the closing of the new senior secured credit facility, (ii) the Partnership’s public offering of 7,475,000 common units and a separate private placement of $250 million of 7 7/8% Senior Notes dues 2018 in August 2010, the application of the net proceeds from both offerings and the General Partner’s proportionate capital contribution relating to the equity offering to reduce borrowings under the Partnership’s senior secured credit facility, and (iii) the Partnership’s purchase of our interests in Versado, we estimate that the Partnership would have had approximately $549 million of borrowings outstanding under its senior secured credit facility, $116 million of letters of credit outstanding and approximately $435 million of additional borrowing capacity under its senior secured credit facility. For the year ended December 31, 2009 and the quarter ended June 30, 2010, the Partnership’s consolidated interest expense was $118.6 million and $38.8 million.

This substantial level of indebtedness increases the possibility that the Partnership may be unable to generate cash sufficient to pay, when due, the principal of, interest on or other amounts due in respect of indebtedness. This substantial indebtedness, combined with the Partnership’s lease and other financial obligations and contractual commitments, could have other important consequences to us, including the following:

•	the Partnership’s ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

•	satisfying the Partnership’s obligations with respect to indebtedness may be more difficult and any failure to comply with the obligations of any debt instruments could result in an event of default under the agreements governing such indebtedness;

•	the Partnership will need a portion of cash flow to make interest payments on debt, reducing the funds that would otherwise be available for operations and future business opportunities;

•	the Partnership’s debt level will make it more vulnerable to competitive pressures or a downturn in its business or the economy generally; and

•	the Partnership’s debt level may limit flexibility in planning for, or responding to, changing business and economic conditions.

The Partnership’s ability to service its debt will depend upon, among other things, its future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond its control. If the Partnership’s operating results are not sufficient to service its current or future indebtedness, it will be forced to take actions such as reducing or delaying business activities, acquisitions, investments or capital expenditures, selling assets, restructuring or refinancing debt, or seeking additional equity capital and may adversely affect the Partnership’s ability to make cash distributions. The Partnership may not be able to effect any of these actions on satisfactory terms, or at all.

Increases in interest rates could adversely affect the Partnership’s business.

The Partnership has significant exposure to increases in interest rates. As of June 30, 2010, its total indebtedness was $1,159.4 million, of which $429.6 million was at fixed interest rates and $729.8 million was at variable interest rates. After giving effect to interest rate swaps with a notional amount of $300 million, a one percentage point increase in the interest rate on the Partnership’s variable interest rate debt would have increased its consolidated annual interest expense by approximately $4.3 million. As a result of this significant amount of variable interest rate debt, the Partnership’s financial condition could be adversely affected by significant increases in interest rates.

Despite current indebtedness levels, the Partnership may still be able to incur substantially more debt. This could increase the risks associated with its substantial leverage.

The Partnership may be able to incur substantial additional indebtedness in the future. Although the Partnership’s senior secured credit facility contains restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of significant qualifications and exceptions, and any indebtedness incurred in compliance with these restrictions could be substantial. If the Partnership incurs additional debt, the risks associated with its substantial leverage would increase.

The terms of the Partnership’s senior secured credit facility and indentures may restrict its current and future operations, particularly its ability to respond to changes in business or to take certain actions.

The credit agreement governing the Partnership’s senior secured credit facility and the indentures governing the Partnership’s senior notes contain, and any future indebtedness the Partnership incurs will likely contain, a number of restrictive covenants that impose significant operating and financial restrictions, including restrictions on its ability to engage in acts that may be in its best long-term interests. These agreements include covenants that, among other things, restrict the Partnership’s ability to:

•	incur or guarantee additional indebtedness or issue preferred stock;

•	pay dividends on its equity securities or redeem, repurchase or retire its equity securities or subordinated indebtedness;

•	make investments;

•	create restrictions on the payment of dividends or other distributions to its equity holders;

•	engage in transactions with its affiliates;

•	sell assets, including equity securities of its subsidiaries;

•	consolidate or merge;

•	incur liens;

•	prepay, redeem and repurchase certain debt, other than loans under the senior secured credit facility;

•	make certain acquisitions;

•	transfer assets;

•	enter into sale and lease back transactions;

•	make capital expenditures;

•	amend debt and other material agreements; and

•	change business activities conducted by it.

In addition, the Partnership’s senior secured credit facility requires it to satisfy and maintain specified financial ratios and other financial condition tests. The Partnership’s ability to meet those financial ratios and tests can be affected by events beyond its control, and we cannot assure you that the Partnership will meet those ratios and tests.

A breach of any of these covenants could result in an event of default under the Partnership’s senior secured credit facility and indentures. Upon the occurrence of such an event of default, all amounts outstanding under the applicable debt agreements could be declared to be immediately due and payable and all applicable commitments to extend further credit could be terminated. If the Partnership is unable to repay the accelerated debt under its senior secured credit facility, the lenders under senior secured credit facility could proceed against the collateral granted to them to secure that indebtedness. The Partnership has pledged substantially all of its assets as collateral under its senior secured credit facility. If the Partnership indebtedness under its senior secured credit facility or indentures is accelerated, we cannot assure you that the Partnership will have sufficient assets to repay the indebtedness. The operating and financial restrictions and covenants in these debt agreements and any future financing agreements may adversely affect the Partnership’s ability to finance future operations or capital needs or to engage in other business activities.

The Partnership’s cash flow is affected by supply and demand for natural gas and NGL products and by natural gas and NGL prices, and decreases in these prices could adversely affect its results of operations and financial condition.

The Partnership’s operations can be affected by the level of natural gas and NGL prices and the relationship between these prices. The prices of oil, natural gas and NGLs have been volatile and we expect this volatility to continue. The Partnership’s future cash flow may be materially adversely affected if it experiences significant, prolonged pricing deterioration. The markets and prices for natural gas and NGLs depend upon factors beyond the Partnership’s control. These factors include demand for these commodities, which fluctuate with changes in market and economic conditions and other factors, including:

•	the impact of seasonality and weather;

•	general economic conditions and economic conditions impacting the Partnership’s primary markets;

•	the economic conditions of the Partnership’s customers;

•	the level of domestic crude oil and natural gas production and consumption;

•	the availability of imported natural gas, liquefied natural gas, NGLs and crude oil;

•	actions taken by foreign oil and gas producing nations;

•	the availability of local, intrastate and interstate transportation systems and storage for residue natural gas and NGLs;

•	the availability and marketing of competitive fuels and/or feedstocks;

•	the impact of energy conservation efforts; and

•	the extent of governmental regulation and taxation.

The Partnership’s primary natural gas gathering and processing arrangements that expose it to commodity price risk are its percent-of-proceeds arrangements. For the six months ended June 30, 2010 and the year ended December 31, 2009, its percent-of-proceeds arrangements accounted for approximately 36% and 48% of its gathered natural gas volume. Under percent-of-proceeds arrangements, the Partnership generally processes natural gas from producers and remits to the producers an agreed percentage of the proceeds from the sale of residue gas and NGL products at market prices or a percentage of residue gas and NGL products at the tailgate of its processing facilities. In some percent-of-proceeds arrangements, the Partnership remits to the producer a percentage of an index-based price for residue gas and NGL products, less agreed adjustments, rather than remitting a portion of the actual sales proceeds. Under these types of arrangements, the Partnership’s revenues and its cash flows increase or decrease, whichever is applicable, as the price of natural gas, NGLs and crude oil fluctuates. Please see “Management’s Discussion and Analysis of

Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures about Market Risk.”

Because of the natural decline in production in the Partnership’s operating regions and in other regions from which it sources NGL supplies, the Partnership’s long-term success depends on its ability to obtain new sources of supplies of natural gas and NGLs, which depends on certain factors beyond its control. Any decrease in supplies of natural gas or NGLs could adversely affect the Partnership’s business and operating results.

The Partnership’s gathering systems are connected to oil and natural gas wells from which production will naturally decline over time, which means that its cash flows associated with these sources of natural gas will likely also decline over time. The Partnership’s logistics assets are similarly impacted by declines in NGL supplies in the regions in which the Partnership operates as well as other regions from which it sources NGLs. To maintain or increase throughput levels on its gathering systems and the utilization rate at its processing plants and its treating and fractionation facilities, the Partnership must continually obtain new natural gas and NGL supplies. A material decrease in natural gas production from producing areas on which the Partnership relies, as a result of depressed commodity prices or otherwise, could result in a decline in the volume of natural gas that it processes and NGL products delivered to its fractionation facilities. The Partnership’s ability to obtain additional sources of natural gas and NGLs depends, in part, on the level of successful drilling and production activity near its gathering systems and, in part, on the level of successful drilling and production in other areas from which it sources NGL supplies. The Partnership has no control over the level of such activity in the areas of its operations, the amount of reserves associated with the wells or the rate at which production from a well will decline. In addition, the Partnership has no control over producers or their drilling or production decisions, which are affected by, among other things, prevailing and projected energy prices, demand for hydrocarbons, the level of reserves, geological considerations, governmental regulations, availability of drilling rigs, other production and development costs and the availability and cost of capital.

Fluctuations in energy prices can greatly affect production rates and investments by third parties in the development of new oil and natural gas reserves. Drilling and production activity generally decreases as oil and natural gas prices decrease. Prices of oil and natural gas have been volatile, and the Partnership expects this volatility to continue. Consequently, even if new natural gas reserves are discovered in areas served by the Partnership’s assets, producers may choose not to develop those reserves. Reductions in exploration and production activity, competitor actions or shut-ins by producers in the areas in which the Partnership operates may prevent it from obtaining supplies of natural gas to replace the natural decline in volumes from existing wells, which could result in reduced volumes through its facilities, and reduced utilization of its gathering, treating, processing and fractionation assets.

If the Partnership does not make acquisitions on economically acceptable terms or efficiently and effectively integrate the acquired assets with its asset base, its future growth will be limited.

The Partnership’s ability to grow depends, in part, on its ability to make acquisitions that result in an increase in cash generated from operations per unit. Following the expected sale of our interests in VESCO to the Partnership, the Partnership will no longer be able to acquire businesses from us in order to grow. As a result, it will need to focus on third-party acquisitions and organic growth. If the Partnership is unable to make these accretive acquisitions either because the Partnership is (1) unable to identify attractive acquisition candidates or negotiate acceptable purchase contracts with them, (2) unable to obtain financing for these acquisitions on economically acceptable terms or (3) outbid by competitors, then its future growth and ability to increase distributions will be limited.

Any acquisition involves potential risks, including, among other things:

•	operating a significantly larger combined organization and adding operations;

•	difficulties in the assimilation of the assets and operations of the acquired businesses, especially if the assets acquired are in a new business segment or geographic area;

•	the risk that natural gas reserves expected to support the acquired assets may not be of the anticipated magnitude or may not be developed as anticipated;

•	the failure to realize expected volumes, revenues, profitability or growth;

•	the failure to realize any expected synergies and cost savings;

•	coordinating geographically disparate organizations, systems and facilities.

•	the assumption of unknown liabilities;

•	limitations on rights to indemnity from the seller;

•	inaccurate assumptions about the overall costs of equity or debt;

•	the diversion of management’s and employees’ attention from other business concerns; and

•	customer or key employee losses at the acquired businesses.

If these risks materialize, the acquired assets may inhibit the Partnership’s growth, fail to deliver expected benefits and add further unexpected costs. Challenges may arise whenever businesses with different operations or management are combined and the Partnership may experience unanticipated delays in realizing the benefits of an acquisition. If the Partnership consummates any future acquisition, its capitalization and results of operations may change significantly and you may not have the opportunity to evaluate the economic, financial and other relevant information that the Partnership will consider in evaluating future acquisitions.

The Partnership’s acquisition strategy is based, in part, on its expectation of ongoing divestitures of energy assets by industry participants. A material decrease in such divestitures would limit its opportunities for future acquisitions and could adversely affect its operations and cash flows available for distribution to its unitholders.

Acquisitions may significantly increase the Partnership’s size and diversify the geographic areas in which it operates. The Partnership may not achieve the desired affect from any future acquisitions.

The Partnership’s construction of new assets may not result in revenue increases and is subject to regulatory, environmental, political, legal and economic risks, which could adversely affect its results of operations and financial condition.

One of the ways the Partnership intends to grow its business is through the construction of new midstream assets. The construction of additions or modifications to the Partnership’s existing systems and the construction of new midstream assets involves numerous regulatory, environmental, political and legal uncertainties beyond the Partnership’s control and may require the expenditure of significant amounts of capital. If the Partnership undertakes these projects, they may not be completed on schedule or at the budgeted cost or at all. Moreover, the Partnership’s revenues may not increase immediately upon the expenditure of funds on a particular project. For instance, if the Partnership builds a new pipeline, the construction may occur over an extended period of time and it will not receive any material increases in revenues until the project is completed. Moreover, it may construct facilities to capture anticipated future growth in production in a region in which such growth does not materialize. Since the Partnership is not engaged in the exploration for and development of natural gas and oil reserves, it does not possess reserve expertise and it often does not have access to third party estimates of potential reserves in an area prior to constructing facilities in such area. To the extent the Partnership relies on estimates of future production in its decision to construct additions to its systems, such estimates may prove to be inaccurate because there are numerous uncertainties inherent in estimating quantities of future production. As a result, new facilities may not be able to attract enough throughput to achieve the Partnership’s expected investment return, which could adversely affect its results of operations and financial condition. In addition, the construction of additions to the Partnership’s existing gathering and transportation assets may require it to obtain new rights-of-way prior to constructing new pipelines. The Partnership may be unable to obtain such rights-of-way to connect new natural gas supplies to its existing gathering lines or capitalize on other attractive expansion opportunities. Additionally, it may become more expensive for the Partnership to obtain new rights-of-way or to renew existing rights-of-way. If the cost of renewing or obtaining new rights-of-way increases, the Partnership’s cash flows could be adversely affected.

The Partnership’s acquisition strategy requires access to new capital. Tightened capital markets or increased competition for investment opportunities could impair its ability to grow through acquisitions.

The Partnership continuously considers and enters into discussions regarding potential acquisitions. Any limitations on its access to capital will impair its ability to execute this strategy. If the cost of such capital becomes too expensive, its ability to develop or acquire strategic and accretive assets will be limited. The Partnership may not be able to raise the necessary funds on satisfactory terms, if at all. The primary factors that influence the Partnership’s initial cost of equity include market conditions, fees it pays to underwriters and other offering costs, which include amounts it pays for legal and accounting services. The primary factors influencing the Partnership’s cost of borrowing include interest rates, credit spreads, covenants, underwriting or loan origination fees and similar charges it pays to lenders.

Current weak economic conditions and the volatility and disruption in the weak financial markets have increased the cost of raising money in the debt and equity capital markets substantially while diminishing the availability of funds from those markets. Also, as a result of concerns about the stability of financial markets generally and the solvency of counterparties specifically, the cost of obtaining money from the credit markets generally has increased as many lenders and institutional investors have increased interest rates, enacted tighter lending standards, refused to refinance existing debt at maturity at all or on terms similar to our current debt and reduced and, in some cases, ceased to provide funding to borrowers. These factors may impair the Partnership’s ability to execute its acquisition strategy.

Global financial markets and economic conditions have been, and continue to be, disrupted and volatile. The debt and equity capital markets have been exceedingly distressed. These issues, along with significant write-offs in the financial services sector, the re-pricing of credit risk and the current weak economic conditions have made, and will likely continue to make, it difficult to obtain funding.

In particular, the cost of raising money in the debt and equity capital markets has increased substantially while the availability of funds from those markets generally has diminished significantly. Also, as a result of concerns about the stability of financial markets generally and the solvency of counterparties specifically, the cost of obtaining funds from the credit markets generally has increased as many lenders and institutional investors have increased interest rates, enacted tighter lending standards, refused to refinance existing debt at maturity at all or on terms similar to the Partnership’s current debt and reduced and, in some cases, ceased to provide funding to borrowers.

In addition, the Partnership is experiencing increased competition for the types of assets it contemplates purchasing. The weak economic conditions and competition for asset purchases could limit the Partnership’s ability to fully execute its growth strategy. The Partnership’s inability to execute its growth strategy could materially adversely affect its ability to maintain or pay higher distributions in the future.

Demand for propane is seasonal and requires increases in inventory to meet seasonal demand.

Weather conditions have a significant impact on the demand for propane because end-users depend on propane principally for heating purposes. Warmer-than-normal temperatures in one or more regions in which the Partnership operates can significantly decrease the total volume of propane it sells. Lack of consumer demand for propane may also adversely affect the retailers the Partnership transacts with in its wholesale propane marketing operations, exposing it to their inability to satisfy their contractual obligations to the Partnership.

If the Partnership fails to balance its purchases of natural gas and its sales of residue gas and NGLs, its exposure to commodity price risk will increase.

The Partnership may not be successful in balancing its purchases of natural gas and its sales of residue gas and NGLs. In addition, a producer could fail to deliver promised volumes to the Partnership or deliver in excess of contracted volumes, or a purchaser could purchase less than contracted volumes. Any of these actions could cause an imbalance between the Partnership’s purchases and sales. If the Partnership’s purchases and sales are not balanced, it will face increased exposure to commodity price risks and could have increased volatility in its operating income.

The Partnership’s hedging activities may not be effective in reducing the variability of its cash flows and may, in certain circumstances, increase the variability of its cash flows. Moreover, the Partnership’s hedges may not fully protect it against volatility in basis differentials. Finally, the percentage of the Partnership’s expected equity commodity volumes that are hedged decreases substantially over time.

The Partnership has entered into derivative transactions related to only a portion of its equity volumes. As a result, it will continue to have direct commodity price risk to the unhedged portion. The Partnership’s actual future volumes may be significantly higher or lower than it estimated at the time it entered into the derivative transactions for that period. If the actual amount is higher than it estimated, it will have greater commodity price risk than it intended. If the actual amount is lower than the amount that is subject to its derivative financial instruments, it might be forced to satisfy all or a portion of its derivative transactions without the benefit of the cash flow from its sale of the underlying physical commodity. The percentages of the Partnership’s expected equity volumes that are covered by its hedges decrease over time. To the extent the Partnership hedges its commodity price risk, it may forego the benefits it would otherwise experience if commodity prices were to change in its favor. The derivative instruments the Partnership utilizes for these hedges are based on posted market prices, which may be higher or lower than the actual natural gas, NGLs and condensate prices that it realizes in its operations. These pricing differentials may be substantial and could materially impact the prices the Partnership ultimately realizes. In addition, current market and economic conditions may adversely affect the Partnership’s hedge counterparties’ ability to meet their obligations. Given the current volatility in the financial and commodity markets, the Partnership may experience defaults by its hedge counterparties in the future. As a result of these and other factors, the Partnership’s hedging activities may not be as effective as it intends in reducing the variability of its cash flows, and in certain circumstances may actually increase the variability of its cash flows. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures about Market Risk.”

If third party pipelines and other facilities interconnected to the Partnership’s natural gas pipelines and processing facilities become partially or fully unavailable to transport natural gas and NGLs, the Partnership’s revenues could be adversely affected.

The Partnership depends upon third party pipelines, storage and other facilities that provide delivery options to and from its pipelines and processing facilities. Since it does not own or operate these pipelines or other facilities, their continuing operation in their current manner is not within the

Partnership’s control. If any of these third party facilities become partially or fully unavailable, or if the quality specifications for their facilities change so as to restrict the Partnership’s ability to utilize them, its revenues could be adversely affected.

The Partnership’s industry is highly competitive, and increased competitive pressure could adversely affect the Partnership’s business and operating results.

The Partnership competes with similar enterprises in its respective areas of operation. Some of its competitors are large oil, natural gas and natural gas liquid companies that have greater financial resources and access to supplies of natural gas and NGLs than it does. Some of these competitors may expand or construct gathering, processing and transportation systems that would create additional competition for the services the Partnership provides to its customers. In addition, its customers who are significant producers of natural gas may develop their own gathering, processing and transportation systems in lieu of using the Partnership’s. The Partnership’s ability to renew or replace existing contracts with its customers at rates sufficient to maintain current revenues and cash flows could be adversely affected by the activities of its competitors and its customers. All of these competitive pressures could have a material adverse effect on the Partnership’s business, results of operations, and financial condition.

The Partnership typically does not obtain independent evaluations of natural gas reserves dedicated to its gathering pipeline systems; therefore, volumes of natural gas on the Partnership’s systems in the future could be less than it anticipates.

The Partnership typically does not obtain independent evaluations of natural gas reserves connected to its gathering systems due to the unwillingness of producers to provide reserve information as well as the cost of such evaluations. Accordingly, the Partnership does not have independent estimates of total reserves dedicated to its gathering systems or the anticipated life of such reserves. If the total reserves or estimated life of the reserves connected to its gathering systems is less than it anticipates and the Partnership is unable to secure additional sources of natural gas, then the volumes of natural gas transported on its gathering systems in the future could be less than it anticipates. A decline in the volumes of natural gas on the Partnership’s systems could have a material adverse effect on its business, results of operations, and financial condition.

A reduction in demand for NGL products by the petrochemical, refining or other industries or by the fuel markets could materially adversely affect the Partnership’s business, results of operations and financial condition.

The NGL products the Partnership produces have a variety of applications, including as heating fuels, petrochemical feedstocks and refining blend stocks. A reduction in demand for NGL products, whether because of general or industry specific economic conditions, new government regulations, global competition, reduced demand by consumers for products made with NGL products (for example; reduced petrochemical demand observed due to lower activity in the automobile and construction industries), increased competition from petroleum-based feedstocks due to pricing differences, mild winter weather for some NGL applications or other reasons, could result in a decline in the volume of NGL products the Partnership handles or reduce the fees it charges for its services. The Partnership’s NGL products and their demand are affected as follows:

Ethane.  Ethane is typically supplied as purity ethane and as part of ethane-propane mix. Ethane is primarily used in the petrochemical industry as feedstock for ethylene, one of the basic building blocks for a wide range of plastics and other chemical products. Although ethane is typically extracted as part of the mixed NGL stream at gas processing plants, if natural gas prices increase significantly in relation to NGL product prices or if the demand for ethylene falls, it may be more profitable for natural gas processors to leave the ethane in the natural gas stream thereby reducing the volume of NGLs delivered for fractionation and marketing.

Propane.  Propane is used as a petrochemical feedstock in the production of ethylene and propylene, as a heating, engine and industrial fuel, and in agricultural applications such as crop drying. Changes in demand for ethylene and propylene could adversely affect demand for propane. The demand for propane as a heating fuel is significantly affected by weather conditions. The volume of propane sold is at its highest during the six-month peak heating season of October through March. Demand for the Partnership’s propane may be reduced during periods of warmer-than-normal weather.

Normal Butane.  Normal butane is used in the production of isobutane, as a refined product blending component, as a fuel gas, and in the production of ethylene and propylene. Changes in the composition of refined products resulting from governmental regulation, changes in feedstocks, products and economics, demand for heating fuel and for ethylene and propylene could adversely affect demand for normal butane.

Isobutane.  Isobutane is predominantly used in refineries to produce alkylates to enhance octane levels. Accordingly, any action that reduces demand for motor gasoline or demand for isobutane to produce alkylates for octane enhancement might reduce demand for isobutane.

Natural Gasoline.  Natural gasoline is used as a blending component for certain refined products and as a feedstock used in the production of ethylene and propylene. Changes in the mandated composition resulting from governmental regulation of motor gasoline and in demand for ethylene and propylene could adversely affect demand for natural gasoline.

NGLs and products produced from NGLs also compete with global markets. Any reduced demand for ethane, propane, normal butane, isobutane or natural gasoline in the markets the Partnership’s accesses for any of the reasons stated above could adversely affect demand for the services it provides as well as NGL prices, which would negatively impact the Partnership’s results of operations and financial condition.

The Partnership has significant relationships with ChevronPhillips Chemical Company LP as a customer for its marketing and refinery services. In some cases, these agreements are subject to renegotiation and termination rights.

For the six months ended June 30, 2010 and the year ended December 31, 2009, approximately 12% and 16% of the Partnership’s consolidated revenues were derived from transactions with CPC. Under many of the Partnership’s CPC contracts where it purchases or markets NGLs on CPC’s behalf, CPC may elect to terminate the contracts or renegotiate the price terms. To the extent CPC reduces the volumes of NGLs that it purchases from the Partnership or reduces the volumes of NGLs that the Partnership markets on its behalf, or to the extent the economic terms of such contracts are changed, the Partnership’s revenues and cash available for debt service could decline.

The tax treatment of the Partnership depends on its status as a partnership for federal income tax purposes as well as its not being subject to a material amount of entity-level taxation by individual states. If the Internal Revenue Service (“IRS”) were to treat the Partnership as a corporation for federal income tax purposes or the Partnership becomes subject to a material amount of entity-level taxation for state tax purposes, then its cash available for distribution to its unitholders, including us, would be substantially reduced.

We currently own an approximate 15% limited partner interest, a 2% general partner interest and the IDRs in the Partnership. The anticipated after-tax economic benefit of our investment in the Partnership depends largely on its being treated as a partnership for federal income tax purposes. In order to maintain its status as a partnership for United States federal income tax purposes, 90 percent or more of the gross income of the Partnership for every taxable year must be “qualifying income” under section 7704 of the Internal Revenue Code of 1986, as amended. The Partnership has not requested and does not plan to request a ruling from the IRS with respect to its treatment as a partnership for federal income tax purposes.

Despite the fact that the Partnership is a limited partnership under Delaware law, it is possible, under certain circumstances for an entity such as the Partnership to be treated as a corporation for federal income tax purposes. Although the Partnership does not believe based upon its current operations that it is so treated, a change in the Partnership’s business could cause it to be treated as a corporation for federal income tax purposes or otherwise subject it to federal income taxation as an entity.

If the Partnership were treated as a corporation for federal income tax purposes, it would pay federal income tax on its taxable income at the corporate tax rate, which is currently a maximum of 35%, and would likely pay state income tax at varying rates. Distributions to the Partnership’s unitholders, including us, would generally be taxed again as corporate distributions and no income, gains, losses or deductions would flow through to the Partnership’s unitholders, including us. If such tax was imposed upon the Partnership as a corporation, its cash available for distribution would be substantially reduced. Therefore, treatment of the Partnership as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to the Partnership’s unitholders, including us, and would likely cause a substantial reduction in the value of our investment in the Partnership.

In addition, current law may change so as to cause the Partnership to be treated as a corporation for federal income tax purposes or otherwise subject the Partnership to entity-level taxation for state or local income tax purposes. At the federal level, members of Congress have recently considered legislative changes that would affect the tax treatment of certain publicly traded partnerships. Although the considered legislation would not appear to have affected the Partnership’s treatment as a partnership, we are unable to predict whether any of these changes, or other proposals will be reintroduced or will ultimately be enacted. Moreover, any modification to the federal income tax laws and interpretations thereof may or may not be applied retroactively. Any such changes could negatively impact the value of an investment in the Partnership’s common units. At the state level, because of widespread state budget deficits and other reasons, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise and other forms of taxation. For example, the Partnership is required to pay Texas franchise tax at a maximum effective rate of 0.7% of its gross income apportioned to Texas in the prior year. Imposition of any similar tax on the Partnership by additional states would reduce the cash available for distribution to Partnership unitholders, including us.

The Partnership’s partnership agreement provides that if a law is enacted or existing law is modified or interpreted in a manner that subjects it to taxation as a corporation or otherwise subjects it to entity-level taxation for federal, state or local income tax purposes, the minimum quarterly distribution and the target distribution amounts may be adjusted to reflect the impact of that law on the Partnership.

The Partnership does not own most of the land on which its pipelines and compression facilities are located, which could disrupt its operations.

The Partnership does not own most of the land on which its pipelines and compression facilities are located, and the Partnership is therefore subject to the possibility of more onerous terms and/or increased costs to retain necessary land use if it does not have valid rights-of-way or leases or if such rights-of-way or leases lapse or terminate. The Partnership sometimes obtains the rights to land owned by third parties and governmental agencies for a specific period of time. The Partnership’s loss of these rights, through its inability to renew right-of-way contracts, leases or otherwise, could cause it to cease operations on the affected land, increase costs related to continuing operations elsewhere, and reduce its revenue.

The Partnership may be unable to cause its majority-owned joint ventures to take or not to take certain actions unless some or all of its joint venture participants agree.

The Partnership participates in several majority-owned joint ventures whose corporate governance structures require at least a majority in interest vote to authorize many basic activities and require a greater voting interest (sometimes up to 100%) to authorize more significant activities. Examples of these more significant activities are large expenditures or contractual commitments, the construction or acquisition of assets, borrowing money or otherwise raising capital, making distributions, transactions with affiliates of a joint venture participant, litigation and transactions not in the ordinary course of business, among others. Without the concurrence of joint venture participants with enough voting interests, the Partnership may be unable to cause any of its joint ventures to take or not take certain actions, even though taking or preventing those actions may be in the best interest of the Partnership or the particular joint venture.

In addition, subject to certain conditions, any joint venture owner may sell, transfer or otherwise modify its ownership interest in a joint venture, whether in a transaction involving third parties or the other joint owners. Any such transaction could result in the Partnership partnering with different or additional parties.

Weather may limit the Partnership’s ability to operate its business and could adversely affect its operating results.

The weather in the areas in which the Partnership operates can cause disruptions and in some cases suspension of its operations. For example, unseasonably wet weather, extended periods of below-freezing weather and hurricanes may cause disruptions or suspensions of the Partnership’s operations, which could adversely affect its operating results.

The Partnership’s business involves many hazards and operational risks, some of which may not be insured or fully covered by insurance. If a significant accident or event occurs that is not fully insured, if the Partnership fails to recover all anticipated insurance proceeds for significant accidents or events for which it is insured, or if it fails to rebuild facilities damaged by such accidents or events, its operations and financial results could be adversely affected.

The Partnership’s operations are subject to many hazards inherent in the gathering, compressing, treating, processing and transporting of natural gas and the fractionation, storage and transportation of NGLs, including:

•	damage to pipelines and plants, related equipment and surrounding properties caused by hurricanes, tornadoes, floods, fires and other natural disasters, explosions and acts of terrorism;

•	inadvertent damage from third parties, including from construction, farm and utility equipment;

•	leaks of natural gas, NGLs and other hydrocarbons or losses of natural gas or NGLs as a result of the malfunction of equipment or facilities; and

•	other hazards that could also result in personal injury and loss of life, pollution and suspension of operations.

These risks could result in substantial losses due to personal injury, loss of life, severe damage to and destruction of property and equipment and pollution or other environmental damage and may result in curtailment or suspension of the Partnership’s related operations. A natural disaster or other hazard affecting the areas in which the Partnership operates could have a material adverse effect on its operations. For example, Hurricanes Katrina and Rita damaged gathering systems, processing facilities, NGL fractionators and pipelines along the Gulf Coast, including certain of the Partnership’s facilities. These hurricanes disrupted the operations of the Partnership’s customers in August and September 2005, which curtailed or suspended the operations of various energy companies with assets in the region. The Louisiana and Texas Gulf Coast was similarly impacted in September 2008 as a result of Hurricanes Gustav and Ike. The Partnership is not fully insured against all risks inherent to its business. The Partnership is not insured against all environmental accidents that might occur which may include toxic tort claims, other than incidents considered to be sudden and accidental. If a significant accident or event occurs that is not fully insured, if the Partnership fails to recover all anticipated insurance proceeds for significant accidents or events for which it is insured, or if it fails to rebuild facilities damaged by such accidents or events, its operations and financial condition could be adversely affected. In addition, the Partnership may not be able to maintain or obtain insurance of the type and amount it desires at reasonable rates. As a result of market conditions, premiums and deductibles for certain of the Partnership’s insurance policies have increased substantially, and could escalate further. For example, following Hurricanes Katrina and Rita, insurance premiums, deductibles and co-insurance requirements increased substantially, and terms were generally less favorable than terms that could be obtained prior to such hurricanes. Insurance market conditions worsened as a result of the losses sustained from Hurricanes Gustav and Ike in September 2008. As a result, the Partnership experienced further increases in deductibles and premiums, and further reductions in coverage and limits, with some coverages unavailable at any cost.

The Partnership may incur significant costs and liabilities resulting from pipeline integrity programs and related repairs.

Pursuant to the Pipeline Safety Improvement Act of 2002, as reauthorized and amended by the Pipeline Inspection, Protection, Enforcement and Safety Act of 2006, the DOT, through the PHMSA, has adopted regulations requiring pipeline operators to develop integrity management programs for transmission pipelines located where a leak or rupture could do the most harm in “high consequence areas,” including high population areas, areas that are sources of drinking water, ecological resource areas that are unusually sensitive to environmental damage from a pipeline release and commercially navigable waterways, unless the operator effectively demonstrates by risk assessment that the pipeline could not affect the area. The regulations require operators of covered pipelines to:

•	perform ongoing assessments of pipeline integrity;

•	identify and characterize applicable threats to pipeline segments that could impact a high consequence area;

•	improve data collection, integration and analysis;

•	repair and remediate the pipeline as necessary; and

•	implement preventive and mitigating actions.

In addition, states have adopted regulations similar to existing DOT regulations for intrastate gathering and transmission lines. The Partnership currently estimates that it will incur an aggregate cost of approximately $5.1 million between 2010 and 2012 to implement pipeline integrity management program testing along certain segments of its natural gas and NGL pipelines. This estimate does not include the costs, if any, of any repair, remediation, preventative or mitigating actions that may be determined to be necessary as a result of the testing program, which costs could be substantial. At this time, the Partnership cannot predict the ultimate cost of compliance with this regulation, as the cost will vary significantly depending on the number and extent of any repairs found to be necessary as a result of the pipeline integrity testing. Following the initial round of testing and repairs, the Partnership will continue its pipeline integrity testing programs to assess and maintain the integrity of its pipelines. The results of these tests could cause the Partnership to incur significant and unanticipated capital and operating expenditures for repairs or upgrades deemed necessary to ensure the continued safe and reliable operations of its pipelines.

Unexpected volume changes due to production variability or to gathering, plant or pipeline system disruptions may increase the Partnership’s exposure to commodity price movements.

The Partnership sells processed natural gas to third parties at plant tailgates or at pipeline pooling points. Sales made to natural gas marketers and end-users may be interrupted by disruptions to volumes anywhere along the system. The Partnership attempts to balance sales with volumes supplied from processing operations, but unexpected volume variations due to production variability or to gathering, plant or pipeline system disruptions may expose the Partnership to volume imbalances which, in conjunction with movements in commodity prices, could materially impact the Partnership’s income from operations and cash flow.

The Partnership requires a significant amount of cash to service its indebtedness. The Partnership’s ability to generate cash depends on many factors beyond its control.

The Partnership’s ability to make payments on and to refinance its indebtedness and to fund planned capital expenditures depends on its ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. We cannot assure you that the Partnership will generate sufficient cash flow from operations or that future borrowings will be available to it under its credit agreement or otherwise in an amount sufficient to enable it to pay its indebtedness or to fund its other liquidity needs. The Partnership may need to refinance all or a portion of its indebtedness at or before maturity. The Partnership cannot assure you that it will be able to refinance any of its indebtedness on commercially reasonable terms or at all.

Failure to comply with existing or new environmental laws or regulations or an accidental release of hazardous substances, hydrocarbons or wastes into the environment may cause the Partnership to incur significant costs and liabilities.

The Partnership’s operations are subject to stringent and complex federal, state and local environmental laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. These laws include, for example, (1) the federal Clean Air Act and comparable state laws that impose obligations related to air emissions, (2) RCRA and comparable state laws that impose obligations for the handling, storage, treatment or disposal of solid and hazardous waste from the Partnership’s facilities, (3) CERCLA and comparable state laws that regulate the cleanup of hazardous substances that may have been released at properties currently or previously owned or operated by us or at locations to which the Partnership’s hazardous substances have been transported for recycling or disposal and (4) the Clean Water Act and comparable state laws that regulate discharges of wastewater from the Partnership’s facilities to state and federal waters. Failure to comply with these laws and regulations or newly adopted laws or regulations may trigger a variety of administrative, civil and criminal enforcement measures, including the assessment of monetary penalties or other sanctions, the imposition of remedial obligations and the issuance of orders enjoining future operations or imposing additional compliance requirements on such operations. Certain environmental laws, including CERCLA and analogous state laws, impose strict, joint and several liability for costs required to clean up and restore sites where hazardous substances, hydrocarbons or wastes have been disposed or otherwise released. Moreover, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by noise, odor or the release of hazardous substances, hydrocarbons or wastes into the environment.

There is inherent risk of incurring environmental costs and liabilities in connection with the Partnership’s operations due to its handling of natural gas, NGLs and other petroleum products, because of air emissions and water discharges related to its operations, and as a result of historical industry operations and waste disposal practices. For example, an accidental release from one of the Partnership’s facilities could subject it to substantial liabilities arising from environmental cleanup and restoration costs, claims made by neighboring landowners and other third parties for personal injury, natural resource and property damages and fines or penalties for related violations of environmental laws or regulations.

Moreover, stricter laws, regulations or enforcement policies could significantly increase the Partnership’s operational or compliance costs and the cost of any remediation that may become necessary. For instance, since August 2009, the Texas Commission on Environmental Quality has conducted a series of analyses of air emissions in the Barnett Shale area in response to reported concerns about high concentrations of benzene in the air near drilling sites and natural gas processing facilities, and the analysis could result in the adoption of new air emission regulatory or permitting limitations that could require the Partnership to incur increased capital or operating costs. The Partnership is also conducting its own evaluation of air emissions at certain of its facilities in the Barnett Shale area and, as necessary, plans to conduct corrective actions at such facilities. Additionally, environmental groups have advocated increased regulation and a moratorium on the issuance of drilling permits for new natural gas wells in the Barnett Shale area. The adoption of any laws, regulations or other legally enforceable mandates that result in more stringent air emission limitations or that restrict or prohibit the drilling of new natural gas wells for any extended period of time could increase the Partnership’s operating and compliance costs as well as reduce the rate of production of natural gas operators with whom the Partnership has a business relationship, which could have a material adverse effect on the Partnership’s results of operations and cash flows. The Partnership may not be able to recover some or any of these costs from insurance.

Increased regulation of hydraulic fracturing could result in reductions or delays in drilling and completing new oil and natural gas wells, which could adversely impact the Partnership’s revenues by decreasing the volumes of natural gas that the Partnership gathers, processes and fractionates.

Hydraulic fracturing is a process used by oil and gas exploration and production operators in the completion of certain oil and gas wells whereby water, sand and chemicals are injected under pressure into subsurface formations to stimulate gas and, to a lesser extent, oil production. Due to concerns that hydraulic fracturing may adversely affect drinking water supplies, the U.S. Environmental Protection Agency (“EPA”) recently announced its plan to conduct a comprehensive research study to investigate the potential adverse impact that hydraulic fracturing may have on water quality and public health. The initial study results are expected to be available in late 2012. Additionally, legislation has been introduced in the U.S. Congress to amend the federal Safe Drinking Water Act to subject hydraulic fracturing operations to regulation under that Act and to require the disclosure of chemicals used by the oil and gas industry in the hydraulic fracturing process. If enacted, such a provision could require hydraulic fracturing activities to meet permitting and financial assurance requirements, adhere to certain construction specifications, fulfill monitoring, reporting and recordkeeping requirements and meet plugging and abandonment requirements. In unrelated oil spill legislation being considered by the U.S. Senate in the aftermath of the April 2010 Macondo well release in the Gulf of Mexico, Senate Majority Leader Harry Reid has added a requirement that natural gas drillers disclose the chemicals they pump into the ground as part of the hydraulic fracturing process. Disclosure of chemicals used in the fracturing process could make it easier for third parties opposing hydraulic fracturing to initiate legal proceedings based on allegations that specific chemicals used in the fracturing process could adversely affect groundwater. Adoption of legislation or of any implementing regulations placing restrictions on hydraulic fracturing activities could impose operational delays, increased operating costs and additional regulatory burdens on exploration and production operators, which could reduce their production of natural gas and, in turn, adversely affect the Partnership’s revenues and results of operations by decreasing the volumes of natural gas that it gathers, processes and fractionates.

A change in the jurisdictional characterization of some of the Partnership’s assets by federal, state or local regulatory agencies or a change in policy by those agencies may result in increased regulation of the Partnership’s assets, which may cause its revenues to decline and operating expenses to increase.

Venice Gathering System, L.L.C. (“VGS”) is a wholly owned subsidiary of VESCO engaged in the business of transporting natural gas in interstate commerce, under authorization granted by and subject to the jurisdiction of the Federal Energy Regulatory Commission (“FERC”) under the Natural Gas Act of 1938 (“NGA”). VGS owns and operates a natural gas gathering system extending from South Timbalier Block 135 to an onshore interconnection to a natural gas processing plant owned by VESCO. With the exception of our interest in VGS, our operations are generally exempt from FERC regulation under the NGA, but FERC regulation still affects our non-FERC jurisdictional businesses and the markets for products derived from these businesses. The NGA exempts natural gas gathering facilities from regulation by FERC as a natural gas company under the NGA. The Partnership believes that the natural gas pipelines in its gathering systems meet the traditional tests FERC has used to establish a pipeline’s status as a gatherer not subject to regulation as a natural gas company. However, the distinction between FERC-regulated transmission services and federally unregulated gathering services is the subject of substantial, on-going litigation, so the classification and regulation of the Partnership’s gathering facilities are subject to change based on future determinations by FERC, the courts or Congress. In addition, the courts have determined that certain pipelines that would otherwise be subject to the ICA are exempt from regulation by FERC under the ICA as proprietary lines. The classification of a line as a proprietary line is a fact-based determination subject to FERC and court review. Accordingly, the classification and regulation of some of the Partnership’s gathering facilities and transportation pipelines may be subject to change based on future determinations by FERC, the courts, or Congress.

While the Partnerships’ natural gas gathering operations are generally exempt from FERC regulation under the NGA, its gas gathering operations may be subject to certain FERC reporting and posting requirements in a given year. FERC has issued a final rule (as amended by orders on rehearing and clarification), Order 704, requiring certain participants in the natural gas market, including intrastate pipelines, natural gas gatherers, natural gas marketers and natural gas processors, that engage in a minimum level of natural gas sales or purchases to submit annual reports regarding those transactions to FERC. In June 2010, FERC issued an Order granting clarification regarding Order 704.

In addition, FERC has issued a final rule, (as amended by orders on rehearing and clarification), Order 720, requiring major non-interstate pipelines, defined as certain non-interstate pipelines delivering, on an annual basis, more than an average of 50 million MMBtus of gas over the previous three calendar years, to post daily certain information regarding the pipeline’s capacity and scheduled flows for each receipt and delivery point that has design capacity equal to or greater than 15,000 MMBtu/d and requiring interstate pipelines to post information regarding the provision of no-notice service. The Partnership takes the position that at this time Targa Louisiana Intrastate LLC is exempt from this rule.

In addition, FERC recently extended certain of the open-access requirements including the prohibition on buy/sell arrangements and shipper-must-have-title provisions to include Hinshaw pipelines to the extent such pipelines provide interstate service. Requests for rehearing on this requirement are pending. However, since Targa Louisiana Intrastate LLC does not provide interstate service pursuant to any limited blanket certificate, these requirements do not apply.

Other FERC regulations may indirectly impact the Partnership’s businesses and the markets for products derived from these businesses. FERC’s policies and practices across the range of its natural gas regulatory activities, including, for example, its policies on open access transportation, gas quality, ratemaking, capacity release and market center promotion, may indirectly affect the intrastate natural gas market. In recent years, FERC has pursued pro-competitive policies in its regulation of interstate natural gas pipelines. However, we cannot assure you that FERC will continue this approach as it considers matters such as pipeline rates and rules and policies that may affect rights of access to transportation capacity.

Should the Partnership fail to comply with all applicable FERC administered statutes, rules, regulations and orders, it could be subject to substantial penalties and fines.

Under the Domenici-Barton Energy Policy Act of 2005 (“EP Act 2005”), which is applicable to VGS, FERC has civil penalty authority under the NGA to impose penalties for current violations of up to $1 million per day for each violation and disgorgement of profits associated with any violation. While the Partnership’s systems have not been regulated by FERC as a natural gas companies under the NGA, FERC has adopted regulations that may subject certain of its otherwise non-FERC jurisdictional facilities to FERC annual reporting and daily scheduled flow and capacity posting requirements. Additional rules and legislation pertaining to those and other matters may be considered or adopted by FERC from time to time. Failure to comply with those regulations in the future could subject the Partnership to civil penalty liability.

Climate change legislation and regulatory initiatives could result in increased operating costs and reduced demand for the natural gas and NGL services the Partnership provides.

On December 15, 2009, the EPA published its findings that emissions of carbon dioxide, methane and other greenhouse gases (“GHGs”) present an endangerment to public health and the environment because emissions of such gases are, according to the EPA, contributing to warming of the earth’s atmosphere and other climatic changes. These findings allow the EPA to proceed with the adoption and implementation of regulations restricting emissions of GHGs under existing provisions of the federal Clean Air Act. Accordingly, the EPA has adopted two sets of regulations under the Clean Air Act that would require a reduction in emissions of GHGs from motor vehicles and could trigger permit review for GHG emissions from certain stationary sources. Moreover, on October 30, 2009, the EPA published a “Mandatory Reporting of Greenhouse Gases” final rule that establishes a new comprehensive scheme requiring operators of stationary sources emitting more than established annual thresholds of carbon dioxide-equivalent GHGs to inventory and report their GHG emissions annually on a facility-by-facility basis. On April 12 2010, the EPA proposed to expand its existing GHG reporting rule to include owners and operators of onshore oil and natural gas production, processing, transmission, storage and distribution facilities. If the proposed rule is finalized in its current form, reporting of GHG emissions from such onshore activities would be required on an annual basis beginning in 2012 for emissions occurring in 2011.

In addition, both houses of Congress have actively considered legislation to reduce emissions of GHGs, and almost half of the states have already taken legal measures to reduce emissions of GHGs, primarily through the planned development of GHG emission inventories and/or regional GHG cap and trade programs. Most of these cap and trade programs work by requiring either major sources of emissions, such as electric power plants, or major producers of fuels, such as refineries and NGL fractionation plants, to acquire and surrender emission allowances with the number of allowances available for purchase is reduced each year until the overall GHG emission reduction goal is achieved. The adoption of legislation or regulations imposing reporting or permitting obligations on, or limiting emissions of GHGs from, the Partnership’s equipment and operations could require it to incur additional costs to reduce emissions of GHGs associated with its operations, could adversely affect its performance of operations in the absence of any permits that may be required to regulate emission of greenhouse gases, or could adversely affect demand for the natural gas it gathers, treats or otherwise handles in connection with its services.

The recent adoption of derivatives legislation by the United States Congress could have an adverse effect on the Partnership’s ability to hedge risks associated with its business.

The United States Congress recently adopted comprehensive financial reform legislation that establishes federal oversight and regulation of the over-the-counter derivatives market and entities,

such as the Partnership, that participate in that market. The new legislation was signed into law by the President on July 21, 2010, and requires the Commodities Futures Trading Commission (the “CFTC”) and the SEC to promulgate rules and regulations implementing the new legislation within 360 days from the date of enactment. The CFTC has also proposed regulations to set position limits for certain futures and option contracts in the major energy markets, although it is not possible at this time to predict whether or when the CFTC will adopt those rules or include comparable provisions in its rulemaking under the new legislation. The financial reform legislation may also require the Partnership to comply with margin requirements in connection with its derivative activities, although the application of those provisions to the Partnership is uncertain at this time. The financial reform legislation also requires many counterparties to the Partnership’s derivative instruments to spin off some of their derivatives activities to a separate entity, which may not be as creditworthy as the current counterparty. The new legislation and any new regulations could significantly increase the cost of derivative contracts (including those requirements to post collateral which could adversely affect the Partnership’s available liquidity), materially alter the terms of derivative contracts, reduce the availability of derivatives to protect against risks the Partnership encounters, reduce the Partnership’s ability to monetize or restructure its existing derivative contracts, and increase the Partnership’s exposure to less creditworthy counterparties. If the Partnership reduces its use of derivatives as a result of the legislation and regulations, its results of operations may become more volatile and its cash flows may be less predictable, which could adversely affect its ability to plan for and fund capital expenditures. Finally, the legislation was intended, in part, to reduce the volatility of oil and natural gas prices, which some legislators attributed to speculative trading in derivatives and commodity instruments related to oil and natural gas. The Partnership’s revenues could therefore be adversely affected if a consequence of the legislation and regulations is to lower commodity prices. Any of these consequences could have a material, adverse effect on the Partnership, its financial condition, and its results of operations.

The Partnership’s interstate common carrier liquids pipeline is regulated by the Federal Energy Regulatory Commission.

Targa NGL Pipeline Company LLC (“Targa NGL”), one of the Partnership’s subsidiaries, is an interstate NGL common carrier subject to regulation by the FERC under the ICA. Targa NGL owns a twelve inch diameter pipeline that runs between Lake Charles, Louisiana and Mont Belvieu, Texas. This pipeline can move mixed NGL and purity NGL products. Targa NGL also owns an eight inch diameter pipeline and a 20 inch diameter pipeline each of which run between Mont Belvieu, Texas and Galena Park, Texas. The eight inch and the 20 inch pipelines are part of an extensive mixed NGL and purity NGL pipeline receipt and delivery system that provides services to domestic and foreign import and export customers. The Interstate Commerce Act (“ICA”) requires that the Partnership maintain tariffs on file with FERC for each of these pipelines. Those tariffs set forth the rates the Partnership charges for providing transportation services as well as the rules and regulations governing these services. The ICA requires, among other things, that rates on interstate common carrier pipelines be “just and reasonable” and non-discriminatory. All shippers on these pipelines are the Partnership’s affiliates.

Recent events in the Gulf of Mexico may result in facility shut-downs and in increased governmental regulation.

On April 20, 2010, the Transocean Deepwater Horizon drilling rig exploded and subsequently sank 130 miles south of New Orleans, Louisiana, and the resulting release of crude oil into the Gulf of Mexico was declared a Spill of National Significance by the United States Department of Homeland Security. The Partnership cannot predict with any certainty the impact of this oil spill, the extent of cleanup activities associated with this spill, or possible changes in laws or regulations that may be enacted in response to this spill, but this event and its aftermath could adversely affect the Partnership’s operations. It is possible that the direct results of the spill and clean-up efforts could interrupt certain offshore production processed by our facilities. Furthermore, additional governmental regulation of, or delays in issuance of permits for, the offshore exploration and production industry may negatively impact current or future volumes being gathered or processed by the Partnership’s facilities, and may potentially reduce volumes in its downstream logistics and marketing business.

Terrorist attacks and the threat of terrorist attacks have resulted in increased costs to the Partnership’s business. Continued hostilities in the Middle East or other sustained military campaigns may adversely impact the Partnership’s results of operations.

The long-term impact of terrorist attacks, such as the attacks that occurred on September 11, 2001, and the threat of future terrorist attacks on the Partnership’s industry in general and on it in particular is not known at this time. However, resulting regulatory requirements and/or related business decisions associated with security are likely to increase the Partnership’s costs.

Increased security measures taken by the Partnership as a precaution against possible terrorist attacks have resulted in increased costs to its business. Uncertainty surrounding continued hostilities in the Middle East or other sustained military campaigns may affect the Partnership’s operations in unpredictable ways, including disruptions of crude oil supplies and markets for its products, and the possibility that infrastructure facilities could be direct targets, or indirect casualties, of an act of terror.

Changes in the insurance markets attributable to terrorist attacks may make certain types of insurance more difficult for the Partnership to obtain. Moreover, the insurance that may be available to the Partnership may be significantly more expensive than its existing insurance coverage. Instability in the financial markets as a result of terrorism or war could also affect the Partnership’s ability to raise capital.

TRII Pro Forma Available Cash
Overview of Presentation

In the sections that follow, we present in detail the basis for our belief that we will be able to fully fund our initial quarterly dividend of $      per share of common stock for each quarter through the quarter ending December 31, 2011. In these sections, we present two tables, including:

•	Our “Unaudited Pro Forma Available Cash,” in which we present the amount of available cash we would have had available for dividends to our shareholders on a pro forma basis for the year ended December 31, 2009 and for the twelve months ended June 30, 2010; and

•	Our “TRII Minimum Estimated Cash Available for Distribution for the Twelve Month Period Ending December 31, 2011” in which we present our estimate of the Adjusted EBITDA necessary for the Partnership to pay distributions to its partners, including us, to enable us to have sufficient cash available for distribution to fund quarterly dividends on all outstanding common shares for each quarter through the quarter ending December 31, 2011.

Targa Resources Investments Inc. Unaudited Pro Forma Available Cash for the Year Ended December 31, 2009 and the Twelve Months Ended June 30, 2010

Our pro forma available cash for the year ended December 31, 2009 and the twelve months ended June 30, 2010 would have been sufficient to pay the initial quarterly dividend of $   per share of common stock to be outstanding following the completion of this offering.

Pro forma cash available for distribution includes estimated incremental general and administrative expenses we will incur as a result of being a public corporation, such as costs associated with preparation and distribution of annual and quarterly reports to shareholders, tax returns, investor relations, registrar and transfer agent fees, director compensation and incremental insurance costs, including director and officer liability insurance. We expect these incremental general and administrative expenses initially to total approximately $1 million per year.

The pro forma estimated amounts, upon which pro forma available cash to pay dividends is based, were derived from our audited and unaudited financial statements and unaudited pro forma condensed consolidated financial statements included elsewhere in this prospectus and from the

Partnership’s financial statements. The pro forma estimated amounts should not be considered indicative of our results of operations had the transactions contemplated in our unaudited pro forma condensed consolidated financial statements actually been consummated on January 1, 2009.

The table below reconciles the Partnership’s historical financial results to Adjusted EBITDA and illustrates, on a pro forma basis, for the year ended December 31, 2009 and for the twelve months ended June 30, 2010, the amount of available cash that would have been available to pay dividends to our shareholders. The pro forma adjustments assume that as of January 1, 2009 (i) the NGL Logistics and Marketing Division, the Permian Assets, Coastal Straddles and the equity interests in Versado were all acquired by the Partnership and (ii) all Partnership and Targa Resources, Inc. financings completed during the periods presented were in place.

Targa Resources Investments Inc.

Unaudited Pro Forma Available Cash

	Year Ended		Twelve Months
	December 31,		Ended June 30,
	2009		2010
	(In millions, except per
	share amounts)

Targa Resources Partners LP Data
Revenues	$4,507.5		$5,214.3
Less: Product purchases	(3,842.9)		(4,506.4)

Gross margin(1)	664.6		707.9
Less: Operating expenses	(220.3)		(224.0)

Operating margin(2)	444.3		483.9
Less:
Depreciation and amortization expenses	(154.2)		(157.5)
General and administrative expenses	(109.1)		(103.1)
Interest expense, net	(102.4)		(102.5)
Equity in earnings of unconsolidated investment	5.0		5.9
Loss on debt repurchases	(1.5)		(1.5)
Loss on mark-to-market derivative instruments	(30.9)		2.4
Income tax expense	(1.2)		(2.5)
Net income attributable to noncontrolling interest	(14.9)		(20.6)
Other	1.3		(0.1)

Net income attributable to Targa Resources Partners LP	36.4		104.4
Plus:
Interest expense, net	102.4		102.5
Income tax expense	1.2		2.5
Depreciation and amortization expenses	154.2		157.5
Noncash loss related to derivative instruments	92.0		25.5
Noncontrolling interest adjustment	(11.7)		(11.6)

Adjusted EBITDA(3)	374.5		380.8
Less:
Cash interest expense(4)	(96.5)		(96.6)
Maintenance capital expenditures, net	(40.0)		(35.9)

Pro forma cash available for distribution to all Targa Resources Partners LP unitholders(5)	238.0		248.3
Partnership’s debt covenant ratios(6)
Interest coverage ratio of not less than 2.25 to 1.0	3.7	x	3.7	x
Consolidated leverage ratio of not greater than 5.5 to 1.0	3.3	x	3.3	x
Consolidated senior leverage ratio of not greater than 4.0 to 1.0	1.5	x	1.5	x

	Year Ended	Twelve Months
	December 31,	Ended June 30,
	2009	2010
	(In millions, except per
	share amounts)

Estimated minimum cash available for distribution to Partnership unitholders
Estimated minimum cash distributions to us:
2% general partner interest	3.6	3.6
Incentive distribution rights(7)	15.5	15.5
Common units	24.6	24.6

Pro forma cash distributions to us	43.7	43.7
Pro forma cash distributions to public unitholders	134.8	134.8

Total pro forma cash distributions by the Partnership	178.5	178.5
Excess / (Shortfall)	59.5	69.8

Targa Resources Investments Inc. Data(8)
Pro forma cash distributions to be received from the Partnership	$43.7	$43.7
Plus / (Less):
Cash distributions from our share of VESCO	15.5	24.9
General and administrative expenses(9)	(12.3)	(11.7)
Cash interest expense(10)	—	—

Minimum cash available for dividends	46.9	56.9
Excess / (Shortfall)	8.2	18.2
Expected dividend per share
Total dividends paid to stockholders	$38.7	$38.7

(1)	Gross margin is a non-GAAP financial measure and is discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—How We Evaluate Our Operations.”

(2)	Operating margin is a non-GAAP financial measure and is discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—How We Evaluate Our Operations.”

(3)	Adjusted EBITDA is presented because we believe it provides additional information with respect to both the performance of our fundamental business activities as well as our ability to meet future debt service, capital expenditures and working capital requirements. It is a non-GAAP financial measure and is not intended to be used in lieu of the GAAP presentation of net income.

(4)	Interest expense includes the pro forma impact of increases in borrowings associated with growth capital expenditures made during 2009 and 2010 and excludes $5.9 million of non-cash interest expense for both periods.

(5)	The Partnership’s pro forma cash available for distribution is presented because we believe it is used by investors to evaluate the ability of the Partnership to make quarterly cash distributions. It is a non-GAAP financial measure and is not intended to be used in lieu of the GAAP presentation of net income.

(6)	The Partnership’s credit agreement and indentures contain certain financial covenants. The Partnership’s revolving credit facility requires that, at the end of each fiscal quarter, the Partnership must maintain:

•	an interest coverage ratio, defined as the ratio of the Partnership’s consolidated adjusted EBITDA (as defined in the Amended and Restated Credit Agreement) for the four consecutive fiscal quarters most recently ended to the consolidated interest expense (as defined in the Amended and Restated Credit Agreement) for such period, of no less than 2.25 to 1.0;

•	a Consolidated Leverage Ratio, defined as the ratio of the Partnership’s consolidated funded indebtedness (as defined in the Amended and Restated Credit Agreement) to consolidated adjusted EBITDA, for the four fiscal quarters most recently ended, that is not greater than 5.5 to 1.0; and

•	a Consolidated Senior Leverage ratio, defined as the ratio of the Partnership’s consolidated funded indebtedness, excluding unsecured note indebtedness, to consolidated adjusted EBITDA, for the four fiscal quarters most recently ended, that is not greater than 4.0 to 1.0.

In addition, the indentures relating to the Partnership’s senior notes require that the Partnership have a fixed charge coverage ratio for the most recently ended four fiscal quarters of not less than 1.75 to 1.0 in order to make distributions, subject to certain exceptions. This ratio is approximately equal to the interest coverage ratio described above. As indicated

in the table, the Partnership’s pro forma EBITDA would have been sufficient to permit cash distributions under the terms of its credit agreement and indentures.

(7)	Our incentive distributions are based on the Partnership’s 75,545,409 outstanding common units as of September 3, 2010 and the Partnership’s current quarterly distribution of $0.5275 per unit, or $2.11 per unit on an annualized basis.

(8)	We will have no debt outstanding under our revolving credit facility, and accordingly, we have not presented credit ratios for this facility in the table. Pursuant to the terms of this facility at the end of each fiscal quarter, we must maintain:

•	an interest coverage ratio, defined as the ratio of our consolidated adjusted EBITDA (as defined in the revolving credit agreement) for the four consecutive fiscal quarters most recently ended to the consolidated interest expense (as defined in the revolving credit agreement) for such period, of no less than 1.5 to 1.0;

•	a Consolidated Leverage Ratio, defined as the ratio of our consolidated funded indebtedness (as defined in the revolving credit agreement) to consolidated adjusted EBITDA, for the four fiscal quarters most recently ended, that is not greater than 5.75 to 1.0 and becomes more restrictive over time.

(9)	General and administrative expenses include $1 million of incremental public company expenses.

(10)	Following this offering and excluding debt of the Partnership, our only outstanding debt will be the Holdco Loan under which we have the election to pay interest in cash or in kind. We have assumed payment-in-kind (PIK) interest of 1% LIBOR plus a spread of 5%. The Holdco Loan loan agreement has no restrictive covenants which would impact our ability to pay dividends.

TRII Minimum Estimated Cash Available for Distribution for the Twelve Month Period Ending December 31, 2011

Set forth below is a forecast of the “TRII Minimum Estimated Cash Available for Distribution” that supports our belief that we expect to generate sufficient cash flow to pay a quarterly dividend of $      per common share on all of our outstanding common shares for the twelve months ending December 31, 2011, based on assumptions we believe to be reasonable.

Our minimum estimated cash available for distribution reflects our judgment as of the date of this prospectus of conditions we expect to exist and the course of action we expect to take during the twelve months ending December 31, 2011. The assumptions disclosed under “— Assumptions and Considerations” below are those that we believe are significant to our ability to generate such minimum estimated cash available for distribution. We believe our actual results of operations and cash flows for the twelve months ending December 31, 2011 will be sufficient to generate our minimum estimated cash available for distribution for such period; however, we can give you no assurance that such minimum estimated cash available for distribution will be achieved. There will likely be differences between our minimum estimated cash available for distribution for the twelve months ending December 31, 2011 and our actual results for such period and those differences could be material. If we fail to generate the minimum estimated cash available for distribution for the twelve months ending December 31, 2011, we may not be able to pay cash dividends on our common shares at the initial distribution rate stated in our cash dividend policy for such period.

Our minimum estimated cash available for distribution required to pay dividends to all our outstanding shares of common stock at the estimated annual initial dividend rate of $      per share is approximately $38.7 million. Our minimum estimated cash available for distribution is comprised of cash distributions from our limited and general partnership interests in the Partnership, plus cash distributions from our interests in VESCO, less general and administrative expenses, less cash interest expense, if any, less federal income taxes, less capital contributions to the Partnership and VESCO and less reserves established by our board of directors. Upon the closing of the expected sale of our interests in VESCO, substantially all of our cash flow will be generated from our limited and general partnership interests in the Partnership. In order for our minimum estimated cash available for distribution to be approximately $38.7 million, we estimate that the Partnership must have minimum estimated cash available for distribution for the twelve months ending December 31, 2011 of $178.5 million, which would be sufficient to fund the Partnership’s most recently declared and paid distribution for the quarter ended June 30, 2010 of $2.11 per common unit on an annualized basis.

In order for the Partnership to have minimum estimated cash available for distribution of $178.5 million, we estimate that it must generate Adjusted EBITDA of at least $370.9 million for the twelve months ending December 31, 2011 after giving effect to a $49.4 million cash reserve. As set forth in the table below and as further explained under “—Assumptions and Considerations,” we believe the Partnership will produce minimum estimated cash available for distribution of $178.5 million for the twelve months ending December 31, 2011.

We do not as a matter of course make public projections as to future operations, earnings or other results. However, management has prepared the minimum estimated cash available for distribution and assumptions set forth below to substantiate our belief that we will have sufficient cash available to pay the estimated annual dividend rate to our stockholders for the twelve months ending December 31, 2011. The accompanying prospective financial information was not prepared with a view toward complying with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of our management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments and presents, to the best of management’s knowledge and belief, the assumptions on which we base our belief that we can generate the minimum estimated cash available for distribution necessary for us to have sufficient cash available for distribution to pay the estimated annual dividend rate to all of our stockholders for the twelve months ending December 31, 2011. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this prospectus are cautioned not to place undue reliance on the prospective financial information. The prospective financial information included in this prospectus has been prepared by, and is the responsibility of, our management. PricewaterhouseCoopers LLP has neither examined, compiled nor performed any procedures with respect to the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP reports included in this prospectus relate to our historical financial information. Such reports do not extend to the prospective financial information of the Partnership or us and should not be read to do so.

We are providing the minimum estimated cash available for distribution and related assumptions for the twelve months ending December 31, 2011 to supplement our pro forma and historical financial statements in support of our belief that we will have sufficient available cash to allow us to pay cash dividends on all of our outstanding shares of common stock for each quarter in the twelve month period ending December 31, 2011 at our stated initial quarterly dividend rate. Please read below under “— Assumptions and Considerations” for further information as to the assumptions we have made for the preparation of the minimum estimated cash available for distribution set forth below.

We do not undertake any obligation to release publicly the results of any future revisions we may make to the assumptions used in generating our minimum estimated cash available for distribution for the twelve months ending December 31, 2011 or to update those assumptions to reflect events or circumstances after the date of this prospectus. Therefore, you are cautioned not to place undue reliance on this information.

TRII Minimum Estimated Cash Available for Distribution for the Twelve Month Period Ending December 31, 2011

	Twelve Months Ending
	December 31, 2011
	(In millions except per
	unit and per share
	amounts)

Targa Resources Partners LP Data
Revenues	$5,988.2
Less: product purchases	(5,227.5)

Gross margin(1)	760.7
Less: operating expenses	(274.0)

Operating margin(2)	486.7
Less:
Depreciation and amortization expenses	(162.7)
General and administrative expenses	(95.3)

Income from operations	228.7
Plus (less) other income (expense)
Interest expense, net	(104.5)
Equity in earnings of unconsolidated investment	7.9

Income before income taxes	132.1
Less: income tax expense	(2.5)

Net income	129.6
Less: net income attributable to noncontrolling interest(3)	(24.1)

Net income attributable to Targa Resources Partners LP	$105.5
Plus:
Interest expense, net	104.5
Income tax expense	2.5
Depreciation and amortization expenses	162.7
Non-cash loss related to derivative instruments	0.4
Noncontrolling interest adjustment	(4.7)

Estimated Adjusted EBITDA(4)	$370.9
Less:
Interest expense, net	(104.5)
Expansion capital expenditures, net	(110.4)
Borrowings for expansion capital expenditures	110.4
Maintenance capital expenditures, net	(44.4)
Amortization of debt issue costs	5.9
Cash reserve(5)	(49.4)

Estimated minimum cash available for distribution(6)	$178.5

Partnership debt covenant ratios(7)
Interest coverage ratio of not less than 2.25 to 1.0	3.5	x
Consolidated leverage ratio of not greater than 5.5 to 1.0	3.8	x
Consolidated senior leverage ratio of not greater than 4.0 to 1.0	1.9	x
Estimated minimum cash available for distribution to Partnership unitholders
Estimated minimum cash distributions to us:
2% general partner interest	$3.6
Incentive distribution rights(8)	15.5
Common units	24.6

Total estimated minimum cash distributions to us	43.7
Estimated minimum cash distributions to public unitholders	134.8

Total estimated minimum cash distributions by the Partnership	$178.5

Twelve Months Ending
December 31, 2011
(In millions except
per share amounts)

Targa Resources Investments Inc. Data(9)
Estimated minimum cash distributions to be received from the Partnership	$43.7
Corporate general and administrative expenses(10)	(5.0)

Partnership distributions less general and administrative expenses	38.7
Plus / (Less):
Cash distributions from our share of VESCO	46.3
Vesco share of allocated general and administrative expenses	(8.0)
Cash taxes paid	(18.1)
Cash taxes funded from cash on hand	15.2
Cash reserve(11)	(35.4)

Estimated minimum cash available for dividends	$38.7

Expected dividend per share, on an annualized basis

Total dividends paid to stockholders	$38.7

(1)	Gross margin is a non-GAAP financial measure and is described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—How We Evaluate Our Operations.”

(2)	Operating margin is a non-GAAP financial measure and is described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—How We Evaluate Our Operations.”

(3)	Reflects net income attributable to Chevron’s 37% interest in Versado and BP’s 12% interest in CBF.

(4)	The Partnership’s estimated Adjusted EBITDA is presented because we believe it provides additional information with respect to both the performance of our fundamental business activities as well as our ability to meet future debt service, capital expenditures and working capital requirements. It is a non-GAAP financial measure and is not intended to be used in lieu of the GAAP presentations of net income.

(5)	Represents a discretionary cash reserve. See “—The Partnership’s Cash Distribution Policy” above.

(6)	The Partnership’s estimated minimum cash available for distribution is presented because we believe it is used by investors to evaluate the ability of the Partnership to make quarterly cash distributions. It is a non-GAAP financial measure and is not intended to be used in lieu of the GAAP presentation of net income.

(7)	The Partnership’s credit agreement and indentures contain certain financial covenants. The Partnership’s revolving credit facility requires that, at the end of each fiscal quarter, the Partnership must maintain:

•	an interest coverage ratio, defined as the ratio of the Partnership’s consolidated adjusted EBITDA (as defined in the Amended and Restated Credit Agreement) for the four consecutive fiscal quarters most recently ended to the consolidated interest expense (as defined in the Amended and Restated Credit Agreement) for such period, of no less than 2.25 to 1.0;

•	a Consolidated Leverage Ratio, defined as the ratio of the Partnership’s consolidated funded indebtedness (as defined in the Amended and Restated Credit Agreement) to consolidated adjusted EBITDA, for the four fiscal quarters most recently ended, that is not greater than 5.5 to 1.0; and

•	a Consolidated Senior Leverage ratio, defined as the ratio of the Partnership’s consolidated funded indebtedness, excluding unsecured note indebtedness, to consolidated adjusted EBITDA, for the four fiscal quarters most recently ended, that is not greater than 4.0 to 1.0.

In addition, the indentures relating to the Partnership’s existing senior notes require that the Partnership have a fixed charge coverage ratio for the most recently ended four fiscal quarters of not less than 1.75 to 1.0 in order to make distributions, subject to certain exceptions. This ratio is approximately equal to the interest coverage ratio described above. As indicated by the table, we estimate that the Partnership’s pro forma EBITDA would be sufficient to permit cash distributions, under the terms of its credit agreement and indentures.

(8)	Based on the Partnership’s 75,545,409 outstanding common units as of September 3, 2010 and the Partnership’s current quarterly distribution of $0.5275 per unit, or $2.11 per unit on an annualized basis.

(9)	We expect that we will have no debt outstanding under our revolving credit facility, and accordingly, we have not presented credit ratios for this facility in the table. Pursuant to the terms of this facility at the end of each fiscal quarter, we must maintain:

•	an interest coverage ratio, defined as the ratio of our consolidated adjusted EBITDA (as defined in the revolving credit agreement) for the four consecutive fiscal quarters most recently ended to the consolidated interest expense (as defined in the revolving credit agreement) for such period, of no less than 1.5 to 1.0;

•	a Consolidated Leverage Ratio, defined as the ratio of our consolidated funded indebtedness (as defined in the revolving credit agreement) to consolidated adjusted EBITDA, for the four fiscal quarters most recently ended, that is not greater than 5.75 to 1.0 and becomes more restrictive over time.

The Holdco Loan agreement has no restrictive covenants which would impact our ability to pay dividends.

(10)	General and administrative expenses include $3 million of public company expenses, including $1 million of estimated incremental public company expenses. Targa Resources, Inc. was required to file reports under the Securities Exchange Act of 1934 until January 2010, and, accordingly, recognized costs associated with being a public company prior to that time.

(11)	Represents a discretionary cash reserve. See “— General” above.

Assumptions and Considerations

General

We estimate that our ownership interests in the Partnership will generate sufficient cash flow to enable us to pay our initial quarterly dividend of $      per share on all of our shares for the four quarters ending December 31, 2011. Our ability to make these dividend payments assumes that the Partnership will pay its current quarterly distribution of $0.5275 per common unit for each of the four quarters ending December 31, 2011, which means that the total amount of cash distributions we will receive from the Partnership for that period would be $43.7 million. In addition, we estimate that we will receive aggregate cash distributions of $46.3 million from our equity interests in VESCO for this period. We expect to sell our interests in VESCO to the Partnership prior to the closing of this offering, conditioned on completing satisfactory due diligence, reaching mutually agreeable terms and approval by the Partnership’s conflicts committee and board of directors.

The primary determinant in the Partnership’s ability to pay a distribution of $0.5275 per common unit for each of the four quarters ending December 31, 2011 is its ability to generate Adjusted EBITDA of at least $370.9 million during the period, which in turn is dependent on its ability to generate operating margin of $486.7 million after giving effect to a $49.4 million cash reserve. Our estimate of the Partnership’s ability to generate at least this amount of operating margin is based on a number of assumptions including those set forth below.

While we believe that these assumptions are generally consistent with the actual performance of the Partnership and are reasonable in light of our current beliefs concerning future events, the assumptions are inherently uncertain and are subject to significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those we anticipate. If these assumptions are not realized, the actual available cash that the Partnership generates, and thus the cash we would receive from our ownership interests in the Partnership, could be substantially less than that currently expected and could, therefore, be insufficient to permit us to make our initial quarterly dividend on our shares for the forecasted period. In that event, the market price of our shares may decline materially. Consequently, the statement that we believe that we will have sufficient cash available to pay the initial dividend on our shares of common stock for each quarter through December 31, 2011, should not be regarded as a representation by us or the underwriters or any other person that we will make such a distribution. When reading this section, you should keep in mind the risk factors and other cautionary statements under the heading “Risk Factors” in this prospectus.

Commodity Price Assumptions.  As of September 3, 2010, the NYMEX 2011 calendar strip prices for natural gas and crude oil were $4.71/MMBtu and $80.95/Bbl. These prices are 8.3% below and 5.0% below the forecasted prices of $5.10/MMBtu and $85.00/Bbl used to calculate estimated Adjusted EBITDA.

Twelve Months Ended
	June 30, 2010	December 31, 2011

Natural Gas	$4.23/MMBtu	$5.10/MMBtu
Ethane	$0.60/gallon	$0.47/gallon
Propane	$1.07/gallon	$1.05/gallon
Isobutane	$1.47/gallon	$1.46/gallon
Normal butane	$1.37/gallon	$1.42/gallon
Natural gasoline	$1.67/gallon	$1.80/gallon
Crude oil	$74.98	$85.00/Bbl

Also, the Partnership’s estimated Adjusted EBITDA reflects the effect of its commodity price hedging program under which it has hedged a portion of the commodity price risk related to its expected natural gas, NGL, and condensate sales. We estimate that for 2011 we have hedged approximately 65% to 75% of our expected natural gas equity volumes and approximately 50% to 60% of our expected NGLs and condensate equity volumes, as follows:

	Natural Gas	NGL	Condensate

Hedged volume — swaps	30,100 MMBtu/d	7,000 Bbls/d	750 Bbls/d
Weighted average price — swaps	$6.32 per MMBtu	$0.85 per gallon	$77.00 per Bbl
Hedged — volume floors		253 Bbls/d
Weighted average price — floors		$1.44 per gallon

Operating Margin Assumptions.  Based on the pricing and other assumptions outlined above and the segment information and other assumptions discussed below, we estimate forecasted operating margin for the Partnership’s segments for the twelve months ending December 31, 2011 as shown in following table. Pro forma unaudited segment operating margin for the twelve months ended June 30, 2010 is also shown.

	Twelve Months Ending
	June 30, 2010	December 31, 2011
	(Pro Forma)	(Estimated)
	(In millions)

Natural Gas Gathering and Processing
Field Gathering and Processing Segment	$233.3	$245.6
Coastal Gathering and Processing Segment	69.0	44.5
NGL Logistics and Marketing
Logistics Assets Segment	77.6	118.6
Marketing and Distribution Segment	77.7	65.6
Other	26.3	12.4

Total operating margin	$483.9	$486.7

Natural Gas Gathering and Processing.  The Partnership’s Natural Gas Gathering and Processing business includes assets used in the gathering of natural gas produced from oil and gas wells and processing this raw natural gas into merchantable natural gas by removing impurities and extracting a stream of combined NGLs or mixed NGLs. The Field Gathering and Processing segment assets are located in North Texas and in the Permian Basin of Texas and New Mexico. The Coastal Gathering and Processing segment assets are located in the onshore and near offshore regions of the Louisiana Gulf Coast accessing onshore and offshore gas supplies. The Partnership’s results of operations are impacted by changes in commodity prices as well as increases and decreases in the volume and thermal content of natural gas that the Partnership gathers and transports through its pipeline systems and processing plants.

Field Gathering and Processing Segment Assumptions.  The following table summarizes selected operating and financial data for the Partnership for the twelve months ending December 31, 2011 compared to pro forma historical data for the twelve months ended June 30, 2010. Both the pro forma historical and estimated twelve month periods include the full twelve months impact of the Partnership’s acquisition of a 63% ownership interest in Versado which closed in August 2010. The historical period also includes the full twelve month impact of the Permian System which closed in April 2010.

	Twelve Months Ending
	June 30, 2010	December 31, 2011
	(Pro Forma)	(Estimated)

Plant natural gas inlet, MMcf/d	583.7	660.3
Gross NGL Production, MBbl/d	69.6	80.2
Operating margin, $ in millions	$233.3	$245.6

Plant inlet volumes are expected to increase by 13% and gross NGL production is expected to increase by 15% for the twelve months ending December 31, 2011 as compared to the twelve months ended June 30, 2010 based on expected drilling and workover activity. New drilling is expected to come from liquids rich hydrocarbons plays including the Wolfberry Trend and Canyon Sands plays, which are accessible by SAOU, the Wolfberry and Bone Springs plays, which are accessible by the Partnership’s Sand Hills system, and the Barnett Shale and Fort Worth Basin, including Montague, Cooke, Clay and Wise counties, which are accessible by the Partnership’s North Texas system. Operating margin is estimated to increase by 5% to $245.6 million for the twelve months ending December 31, 2011 as compared to $233.3 million for the twelve months ended June 30, 2010. The increase in operating margin is attributable to increases in plant inlet volumes partially offset by less favorable contract terms, increased operating expenses and lower NGL prices.

Coastal Gathering and Processing Segment Assumptions.  The following table summarizes selected operating and financial data for the Partnership for the twelve months ending December 31, 2011 compared to pro forma historical data for the twelve months ended June 30, 2010. The historical period includes the full twelve month pro forma impact of the acquisition of the Coastal Straddles that closed in April 2010.

	Twelve Months Ending
	June 30, 2010	December 31, 2011
	(Pro Forma)	(Estimated)

Plant natural gas inlet, MMcf/d	1,270.6	1,290.0
Gross NGL Production, MBbl/d	31.1	27.5
Operating margin, $ in millions	$69.0	$44.5

Operating margin is estimated to be $44.5 million for the twelve months ending December 31, 2011 as compared to $69.0 million for the twelve months ended June 30, 2010. The decrease in operating margin is primarily attributable to lower margins resulting from lower forecasted liquids prices and higher forecasted natural gas prices. The decrease in operating margin is also impacted by the expected 11.5% decrease in gross NGL production due to leaner inlet gas.

NGL Logistics and Marketing.  The Partnership’s NGL Logistics and Marketing segment includes all the activities necessary to fractionate mixed NGLs into finished NGL products — ethane, propane, normal butane, isobutane and natural gasoline — and provides certain value added services, such as the storage, terminalling, transportation, distribution and marketing of NGLs. The assets in this segment are generally connected indirectly to and supplied, in part, by the Partnership’s gathering and processing segments and are predominantly located in Mont Belvieu, Texas and Southwestern Louisiana. The Logistics Assets segment uses its platform of integrated assets to store, fractionate, treat and transport NGLs, typically under fee-based and margin-based arrangements. The Marketing and Distribution segment covers all activities required to distribute and market mixed NGLs and NGL products. It includes (1) marketing and purchasing NGLs in selected United States markets

(2) marketing and supplying NGLs for refinery customers; and (3) transporting, storing and selling propane and providing related propane logistics services to multi-state retailers, independent retailers and other end users. The NGL Logistics and Marketing Business was acquired by the Partnership from us in September 2009, and all historical data is pro forma for the full twelve month periods.

Logistics Assets Segment Assumptions.  The following table summarizes selected operating and financial data for the Partnership for the twelve months ending December 31, 2011 compared to pro forma historical data for the twelve months ended June 30, 2010. The historical period includes the full twelve month pro forma impact of the acquisition of the NGL Logistics and Marketing Business that closed in September 2009.

	Twelve Months Ending
	June 30, 2010	December 31, 2011
	(Pro Forma)	(Estimated)

Fractionation volumes, MBbl/d	221.7	291.6
Treating volumes, MBbl/d	22.3	27.5
Operating margin, $ in millions	$77.6	$118.6

Fractionation and treating volumes are forecasted to increase approximately 30% primarily due to the 78 MBbl/d CBF expansion which is expected to be in-service in the second quarter of 2011.

Operating margin is estimated to increase approximately 53% to $118.6 million as compared to $77.6 million. This estimated increase is due to the higher fractionation and treating volumes; renewal of existing contracts at higher rates; the incremental price impact of the new contracts for the CBF expansion and the partial year impact of the Benzene treater described under “Business of Targa Resources Partners LP—Partnership Growth Drivers.”

Marketing and Distribution Segment Assumptions.  The following table summarizes selected operating and financial data for the Partnership for the twelve months ending December 31, 2011 compared to pro forma historical data for the twelve months ended June 30, 2010. The historical period includes the full twelve month pro forma impact of the acquisition of the NGL Logistics and Marketing Business that closed in September 2009.

	Twelve Months Ending
	June 30, 2010	December 31, 2011
	(Pro Forma)	(Estimated)

NGL Sales, MBbl/d	252.0	254.9
Operating margin, $ in millions	$77.7	$65.6

Operating margin is estimated to be $65.6 million for the twelve months ending December 31, 2011 which represents a $12.1 million decline from the twelve months ended June 30, 2010. The decrease is primarily due to lower expected margins on the sales of inventories. The Marketing and Distribution segment benefitted from a generally rising pricing environment that produced gains from sales of inventory over the twelve months ending June 30, 2010.

Other.  This is primarily our hedge settlements which are the cash receipts or payments due to market prices settling above or below the prices of our hedging instruments. Contribution to operating margin is estimated to be $12.4 million for the twelve months ending December 31, 2011 compared to $26.3 million on a pro forma basis for the twelve months ended June 30, 2010. The decrease is primarily to due to lower hedged prices and volumes in the forecast.

Other Assumptions

•	Depreciation and Amortization Expenses. The Partnership’s depreciation and amortization expenses are estimated to be $162.7 million for the twelve months ending December 31, 2011, as compared to $157.5 million on a pro forma basis for the twelve months ended June 30, 2010. Depreciation and amortization is expected to increase as a result of the Partnership’s organic growth projects.

•	General and Administrative Expenses. The Partnership’s general and administrative expenses are inclusive of expenses associated with being a public company and are estimated to be $95.3 million for the twelve months ending December 31, 2011, as compared to $103.1 million on a pro forma basis for the twelve months ended June 30, 2010. General and administrative expenses are expected to decrease as a result of lower estimated compensation expense.

•	Interest Expense. The Partnership’s interest expense is estimated to be $104.5 million for the twelve months ending December 31, 2011. This amount includes (i) $63.0 million of interest expense related to the $690 million of senior unsecured notes with a weighted average interest rate of approximately 9.1%, (ii) $32.0 million of interest expense, after giving effect to the impact of interest rate hedges, under the Partnership’s revolving credit facility, at an assumed interest rate of approximately 3.8% (based on a 1% LIBOR plus a spread of 2.75%) and (iii) $9.5 million of commitment fees, amortization of debt issuance costs and letter of credit fees. Pro forma as adjusted for the Versado acquisition and the Partnership’s debt and equity offerings in August 2010, the Partnership’s revolving credit facility had a balance of $549.1 million on June 30, 2010. The balance is estimated to be $602.4 million at December 31, 2010 with the increase attributable to expansion capital expenditures. During the twelve month period ending December 31, 2011, we estimate that the Partnership will borrow $110.4 million to fund growth capital expenditures.

•	Equity in Earnings of Unconsolidated Investment. The Partnership’s equity in earnings of unconsolidated investment is estimated to be $7.9 million for the twelve months ending December 31, 2011, compared to $5.9 million for the twelve months ended June 30, 2010. The Partnership’s equity in earnings of unconsolidated investment is related to its investment in Gulf Coast Fractionators, and the increase is attributable to price increases for fractionation services.

•	Noncontrolling Interest Adjustment. Net income attributable to noncontrolling interest is estimated to be $24.1 million for the twelve months ending December 31, 2011, compared to $20.6 million for the twelve months ended June 30, 2010. Net income attributable to noncontrolling interest is associated with minority ownership stakes in Versado and CBF. In the reconciliation of Partnership net income to Partnership Adjusted EBITDA, the non-controlling interest adjustment reflects depreciation expense attributable to the minority ownership stake.

•	Expansion Capital Expenditures, net. The Partnership’s forecasted expansion capital expenditures for the twelve months ended December 31, 2011 are estimated to be approximately $110.4 million net of minority partnership share and primarily consist of the Benzene treating project, the expansion of CBF and various gathering and processing system expansions. See “Business of Targa Resources Partners LP—Partnership Growth Drivers.” These forecasted capital expenditures are expected to be funded from borrowings under its revolving credit facility.

•	Maintenance Capital Expenditures, net. The Partnership’s maintenance capital expenditures for the twelve months ended December 31, 2011 are estimated to be approximately $44.4 million, net of minority interest share, compared to $35.9 million on a pro forma basis for the twelve months ended June 30, 2010. These capital expenditures are expected to fund the development of additional gathering and processing capacity in areas in which producers have increased their drilling activity. The estimated amount excludes approximately $8 million of capital expenditures associated with the Versado System that will be reimbursed to the Partnership by us. See “—Assumptions for Targa Resources Investments Inc.—Capital Expenditure Reimbursement to the Partnership.”

•	Compliance with Debt Agreements. We expect that we and the Partnership will remain in compliance with the financial covenants in our respective financing arrangements.

•	Regulatory and Other. We have assumed that there will not be any new federal, state or local regulation of portions of the energy industry in which we and the Partnership operate, or a new interpretation of existing regulation, that will be materially adverse to our or the Partnership’s business and market, regulatory, insurance and overall economic conditions will not change substantially.

Assumptions for Targa Resources Investments Inc.

•	Cash Distributions from TRII’s share of VESCO. Our cash distributions from our 77% ownership interest in VESCO are estimated to be $46.3 million for the twelve months ending December 31, 2011, compared to $24.9 million for the twelve months ended June 30, 2010. The increase is attributable to higher forecasted processed volumes.

•	VESCO Share of Allocated General and Administrative Expenses. We have assumed that VESCO will be allocated approximately $8.0 million of total corporate general and administrative expenses for the twelve months ending December 31, 2011, as compared to $9.0 million for the twelve months ended June 30, 2010. The decrease is attributable to lower estimated compensation expense.

•	Financing and Interest Expense. We assume that our Holdco loan will have a balance of approximately $234 million on December 31, 2010. Pursuant to the terms of such loan, we pay interest either in cash or in kind (PIK). We have assumed PIK interest of 1% LIBOR plus a margin of 5%.

•	Cash Taxes. We estimate that we will pay approximately $18.1 million in taxes for the twelve months ending December 31, 2011. Of this amount, approximately $15.2 million, which we will fund from cash on hand as of the closing of this offering, represents tax liabilities incurred as a result of our prior asset sales to the Partnership as well as related financings. This $15.2 million is included in an aggregate of $88 million of similar tax liabilities we expect to satisfy over the next ten years, with the majority of this obligation expected to be paid by 2015. At the closing of this offering, we expect to have sufficient cash on hand to satisfy the full amount of these tax liabilities over time.

•	Capital Expenditure Reimbursement to the Partnership. In connection with the sale of our interests in Versado to the Partnership, we have agreed to reimburse the Partnership for an estimated $8 million of capital expenditures in 2011. We expect to fund these expenditures with cash on hand as of the closing of this offering.

Compensation Arrangements
Changes for 2010

Annual Cash Incentives.  In light of recent economic and financial events, Senior Management developed and proposed a set of strategic priorities to the Compensation Committee. In February 2010, the Compensation Committee approved our 2010 Annual Incentive Compensation Plan (the “2010 Bonus Plan”), the cash bonus plan for performance during 2010, and established the following nine key business priorities: (i) continue to control all operating, capital and general and administrative costs, (ii) invest in our businesses primarily within existing cashflow, (iii) continue priority emphasis and strong performance relative to a safe workplace, (iv) reinforce business philosophy and mindset that promotes environmental and regulatory compliance, (v) continue to tightly manage the Downstream Business’ inventory exposure, (vi) execute on major capital and development projects, such as finalizing negotiations, completing projects on time and on budget, and optimizing economics and capital funding, (vii) pursue selected opportunities, including new shale play gathering and processing build-outs, other fee-based capex projects and potential purchases of strategic assets, (viii) pursue commercial and financial approaches to achieve maximum value and manage risks, and (ix) execute on all business dimensions, including the financial business plan. The Compensation Committee also established the following overall threshold, target and maximum levels for the Company’s bonus pool: 50% of the cash bonus pool for the threshold level; 100% for the target level and 200% for the maximum level. As with the Bonus Plan, funding of the cash bonus pool and the payment of individual cash bonuses to executive management, including our named executive officers, are subject to the sole discretion of the Compensation Committee.

Long-term Cash Incentives.  The cash settlement value of any future grants of performance unit awards under our long-term incentive plan will be determined using the formula adopted for the performance unit awards granted in December 2009.

Compensation and Peer Group Review.  The Compensation Committee engaged a consultant to review executive and key employee compensation during the second quarter of 2010 to help the committee assure that compensation goals are met and that the most recent trends in compensation are appropriately considered. In this process, the peer companies were reassessed to determine whether the peer groups for long-term cash incentive awards (performance units) and for compensation comparison and analysis remained appropriate and adequately reflect the market for executive talent. As a result of this review, the peer group used for long-term cash incentive awards and for compensation comparison was expanded and weighted. Our peer group now consists of master limited partnerships (“MLPs”) (given a 70% weighting), exploration and production companies (“E&Ps”) (given a 15% weighting) and utility companies (given a 15% weighting). The peer group companies in each of the three categories are:

•	MLP peer companies: Atlas Pipeline Partners, L.P., Copano Energy, L.L.C., Crosstex Energy, LP, DCP Midstream Partners, LP, Enbridge Energy Partners LP, Energy Transfer Partners, LP, Enterprise Products Partners LP, Magellan Midstream Partners, LP, MarkWest Energy Partners, LP, NuStar Energy LP, ONEOK Partners, LP, Regency Energy Partners LP and Williams Partners LP

•	E&P peer companies: Cabot Oil & Gas Corp., Cimarex Energy Co., Denbury Resources Inc., EOG Resources Inc., Murphy Oil Corp., Newfield Exploration Co., Noble Energy Inc., Penn Virginia Corp., Petrohawk Energy Corp., Pioneer Natural Resources Co., Southwestern Energy Co. and Ultra Petroleum Corp.

•	Utility peer companies: Centerpoint Energy Inc., El Paso Corp., Enbridge Inc., EQT Corp., National Fuel Gas Co., NiSource Inc., ONEOK Inc., Questar Corp., Sempra Energy, Spectra Energy Co., Southern Union Co. and Williams Companies Inc.

The review also indicated that the compensation for our named executive officers is below compensation paid at our new MLP peer companies and significantly below our expanded peer group. In order to begin closing this gap in compensation, the Compensation Committee authorized, and executive management implemented, the following increased base salaries for our named executive officers effective July 1, 2010.

Rene R. Joyce	$475,000
Jeffery J. McParland	340,000
Joe Bob Perkins	412,000
James W. Whalen	412,000
Michael A. Heim	369,000

The increase in base pay for the key employees only closed approximately one-half of the gap in executive compensation highlighted by the review. Any remaining gap is expected to be closed over the next two years. In addition, the market-based base salary bonus percentages for the named executive officers used in determining the annual cash incentives were increased

Changes following completion of this offering

Prior to the completion of this offering, we intend to adopt a new incentive plan (the “New Incentive Plan”) for our employees, directors and affiliates who perform services for us. The New Incentive Plan would be supplemental to our 2005 Stock Incentive Plan.

The New Incentive Plan will provide for the discretionary grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, to employees and for the grant of nonqualified stock options, stock appreciation rights, dividend equivalents, restricted stock and other incentive awards to employees, outside directors and consultants. Historically, we have used both stock options and restricted stock to compensate employees including our named executive officers. Based on recommendations by the Compensation Consultant after completing the review discussed above, we currently expect the Compensation Committee’s awards under the New Incentive Plan to consist primarily of restricted stock and/or performance based restricted stock awards rather than stock options.

The Compensation Committee will administer the plan. The Compensation Committee has the power to determine the terms, which employees, consultants, or directors shall receive an award under the New Incentive Plan, the time or times when such award shall be made, the type of award that shall be made, and the number of shares to be subject to (or the value of) each option, restricted stock award, performance-based award, or other stock award. In making such determinations, the Compensation Committee shall take into account the nature of the services rendered by the respective employees, consultants, or directors, their present and potential contribution to the Company’s success, and such other factors as the Compensation Committee in its sole discretion shall deem relevant. The administrator also has the power to determine, within any limits imposed by the New Incentive Plan, other of the options or other awards granted, including the exercise price of the options or other awards, the number of shares subject to each option or other award (up to 100,000 per year per participant), the exercisability thereof and the form of consideration payable upon exercise. In addition, the Compensation Committee has the authority to amend, suspend or terminate the plan, provided that no such action may affect any share of common stock previously issued and sold or any option previously granted under the plan without the consent of the holder.

The exercise price of all incentive stock options granted under the New Incentive Plan must be at least equal to 100% of the fair market value of our common stock on the date of grant. The exercise price of nonqualified stock options and other awards granted under the plan is determined by the Compensation Committee, but the exercise price must be at least 50% of the fair market value of our common stock on the date of grant. The term of all options granted under the New Incentive Plan may not exceed ten years.

Each option and other award under the New Incentive Plan will be exercisable during the lifetime of the optionee only by such optionee. Options granted under the plan must generally be exercised within three months after the end of optionee’s status as an employee, director or consultant, or within one year after such optionee’s termination by disability or death, respectively, but in no event later than the expiration of the option’s term.

     The information furnished pursuant to this Item 7.01 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and will not be incorporated by reference into any filing under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TARGA RESOURCES PARTNERS LP

	By:	Targa Resources GP LLC,
its general partner

Dated: September 9, 2010	By:	/s/ Jeffrey J. McParland

Jeffrey J. McParland
Executive Vice President and Chief Financial Officer